Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DASEKE, INC.,

HENNESSY CAPITAL ACQUISITION CORP. II,

HCAC Merger Sub, INC.,

and

DON R. DASEKE,
solely in his capacity as the Stockholder Representative

December 22, 2016

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed upon and executed by the parties.

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(Continued)

3.21.	Bank Accounts	24
3.22.	Absence of Certain Payments	24
3.23.	Books and Records	24
3.24.	Title, Condition and Sufficiency of Assets	24
3.25.	Company Information	25
3.26.	Vote Required	25
3.27.	Contemplated Acquisitions	25
3.28.	Accredited Investor Questionnaires and Sophisticated Investor Affidavits	25
3.29.	Tax-Free Reorganization	25

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB		26

4.01.	Organization and Power	26
4.02.	Authorization	26
4.03.	No Violations	26
4.04.	Governmental Consents, etc.	27
4.05.	Legal Proceedings	27
4.06.	SEC Filings and Financial Statements	27
4.07.	Parent Trust Amount	30
4.08.	Broker	30
4.09.	Financing	30
4.10.	Purpose	31
4.11.	Solvency	31
4.12.	Adequacy of Funds	31
4.13.	Parent Information	31
4.14.	Listing	31
4.15.	Fairness Opinion	31
4.16.	Tax-Free Reorganization	31
4.17.	Investor Agreements	31

Article V. COVENANTS OF THE COMPANY		32

5.01.	Conduct of the Business	32
5.02.	Access to Books and Records	35
5.03.	Efforts to Consummate	35
5.04.	Exclusive Dealing	36
5.05.	Payoff Letters and Lien Releases	36
5.06.	Stockholder Approval	36
5.07.	Conversion of Series B Preferred Stock	36
5.08.	Notification	37
5.09.	Section 280G Approval	37
5.10.	Financing	37
5.11.	Update of Financial Statements	40
5.12.	Intellectual Property	40

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(Continued)

5.13.	Obtainment of Consents	40
5.14.	Tax-Free Reorganization	40

Article VI. COVENANTS OF PARENT AND THE MERGER SUB		41

6.01.	Access to Books and Records	41
6.02.	Notification	41
6.03.	Efforts to Consummate	41
6.04.	Contact with Customers and Suppliers	41
6.05.	Financing	42
6.06.	Investor Agreements	44
6.07.	Employee Matters	44
6.08.	Tax-Free Reorganization	44

Article VII. ACTIONS PRIOR TO THE CLOSING		44

7.01.	The Proxy Statement	44
7.02.	Regulatory Filings	46
7.03.	Shareholder Vote; Recommendation of the Parent Board	47
7.04.	Listing	47
7.05.	Operations of Parent Prior to the Closing	47
7.06.	Founder Voting Agreement	48
7.07.	Founder Letter Agreement	48
7.08.	No Claim Against Parent Trust	49
7.09.	Exclusive Dealing	49

Article VIII. CONDITIONS TO CLOSING		50

8.01.	Conditions to Parent’s and the Merger Sub’s Obligations	50
8.02.	Conditions to the Company’s Obligations	52

Article IX. INDEMNIFICATION		54

9.01.	Indemnification of Officers and Directors of the Company	54
9.02.	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	55

Article X. TERMINATION		55

10.01.	Termination	55
10.02.	Effect of Termination	57

Article XI. ADDITIONAL COVENANTS		58

11.01.	Stockholder Representative	58
11.02.	Disclosure Schedules	60
11.03.	Registration Rights	61
11.04.	Proration of Straddle Period Taxes	63

Article XII. DEFINITIONS		64

12.01.	Definitions	64
12.02.	Other Definitional Provisions	83

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(Continued)

Article XIII. MISCELLANEOUS		83

13.01.	Press Releases and Public Announcements	83
13.02.	Expenses	84
13.03.	Transfer Taxes	84
13.04.	Consequences of Breach	84
13.05.	Survival	84
13.06.	Notices	85
13.07.	Succession and Assignment	86
13.08.	Severability	86
13.09.	References	86
13.10.	Construction	87
13.11.	Amendment and Waiver	87
13.12.	Entire Agreement	87
13.13.	Third-Party Beneficiaries	87
13.14.	WAIVER OF TRIAL BY JURY	88
13.15.	Parent Deliveries	88
13.16.	Delivery by Facsimile or Email	88
13.17.	Counterparts	89
13.18.	Governing Law	89
13.19.	Jurisdiction	89
13.20.	Remedies Cumulative	90
13.21.	No Vicarious Liability	90
13.22.	Specific Performance	90
13.23.	Waiver of Conflicts	91
13.24.	No Recourse	92

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(Continued)

INDEX OF ANNEX, EXHIBITS AND SCHEDULES

Annex I	Earnout Merger Consideration

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Exchange Agent Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Certificate of Incorporation
Exhibit E	Form of Bylaws
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Debt Financing Commitment
Exhibit H	Form of Written Stockholder Consent
Exhibit I	Form of Management Incentive Plan
Exhibit J	Form of Amended and Restated Registration Rights Agreement
Exhibit K	Form of Undertaking
Exhibit L	Form of LLC Sub Merger Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 22, 2016 (the “date hereof”), is made by and among Daseke, Inc., a Delaware corporation (the “Company”), Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and Don R. Daseke, an individual residing in Texas, solely in his capacity as the representative for the Stockholders pursuant to Section 11.01 (the “Stockholder Representative”). Parent, the Merger Sub and the Company, and, solely in his capacity as and solely to the extent applicable, the Stockholder Representative will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, the Company may determine prior to Closing and in accordance with the terms of this Agreement that, immediately after the effectiveness of the Merger, the Surviving Company shall be merged with and into a wholly owned limited liability company subsidiary of Parent organized under the laws of the State of Delaware (“LLC Sub”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, in furtherance of the acquisition of the issued and outstanding shares of capital stock of the Company by Parent and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Parent Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Merger (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, Hennessy Capital Partners II LLC (the “Sponsor”) has delivered to the Company a Voting and Support Agreement, dated as of the date hereof (the “Founder Voting Agreement”), pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Parent Common Stock in favor of certain matters (including the Merger and certain other proposals of the Parent set forth in its Proxy Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, the Sponsor has also delivered to the Company a Sponsor Share Forfeiture Agreement whereby Sponsor has agreed that prior to the Closing, subject to the terms and conditions set forth therein, the Sponsor shall transfer to Parent for forfeiture the Sponsor Forfeited Shares, and at Closing, Parent shall issue an equivalent number of new shares of Parent Common Stock as part of the Closing Parent Stock Consideration on the terms and subject to the conditions set forth herein;

WHEREAS, Parent has entered into a Backstop and Subscription Agreement (the “Backstop Agreement”), dated as of the date hereof;

WHEREAS, Parent has also entered into a Subscription Agreement for 7.625% Series A Convertible Preferred Stock, dated as of the date hereof (the “Parent Preferred Subscription Agreement” and, together with the Backstop Agreement, the “Investor Agreements”);

WHEREAS, each of the boards of directors of the Company, Parent and the Merger Sub has (a) determined that the Merger is fair, advisable and in the best interests of its respective companies and stockholders and (b) by either unanimous written consent in lieu of meeting or unanimous vote of all the directors attending at a meeting in which a quorum is in attendance, approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, each of the boards of directors of the Company, Parent and the Merger Sub has determined to recommend to its respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parties desire for U.S. federal income Tax purposes that (a) to the extent that clause (b) of this recital is inapplicable, the Merger qualify for the Intended Tax Treatment, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code and (b) if the Company elects to consummate the LLC Sub Merger, the Merger and the LLC Sub Merger (together, the “Integrated Mergers”) constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and that this Agreement and the LLC Sub Merger Agreement constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.

THE MERGER

1.01. The Merger.

(a)  Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub will cease, and the Company will be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub will cause a certificate of merger substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time on the Closing Date as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as specified in the Certificate of Merger (the “Effective Time”).

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(c) From and after the Effective Time, the Surviving Company will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02. Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger:

(a) The share transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (which excludes, in each case, Excluded Shares and Dissenting Shares, if any, and which, for the avoidance of doubt, includes all shares of Common Stock issued upon the conversion of the Series B Preferred Stock in accordance with Section 8.01(f)) will be automatically converted into the right to receive (i) the Per Common Share Closing Merger Consideration and (ii) the Per Common Share Earnout Merger Consideration (the aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(b) is referred to herein as the “Common Stock Merger Consideration”). The Common Stock Merger Consideration will be paid in the manner provided in Section 1.08.

(c)  Each share of Common Stock, if any, held immediately prior to the Effective Time by the Company or Parent (collectively, the “Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto.

(d)  Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.03. Organizational Documents. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company will be amended and restated in its entirety in the form attached hereto as Exhibit D until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company will be amended and restated to be in the form attached hereto as Exhibit E until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL. Notwithstanding the foregoing, no such amendment to the certificate of incorporation or the bylaws of the Surviving Company will diminish the exculpation, indemnification or expense advancement or reimbursement provisions in respect of directors or officers of the Company or any other Group Company that held office as of the date hereof in respect of acts or omissions occurring prior to the Effective Time.

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1.04.  Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time will be the directors of the Surviving Company (and any other directors of the Company will be deemed to have been removed as of the Effective Time), and the officers of the Company at the Effective Time will be the officers of the Surviving Company, each such initial director and initial officer of the Surviving Company to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.05. Closing Calculations. Not less than five (5) Business Days prior to the anticipated Closing Date, the Company will deliver to Parent a certificate signed by the Company CFO, solely in such capacity and not in his personal capacity (the “Closing Certificate”), setting forth (a) a preliminary consolidated balance sheet of the Group Companies as of the Reference Time, (b) (i) (A) the Company’s good faith estimate of Cash as of the Reference Time after the paydown of Company Transaction Expenses prior to the Closing plus (B) 50% of the Equity Backstop Commitment Fee paid by the Company prior to the Closing (collectively, the “Closing Cash”), (ii) the Company’s good faith estimate of Indebtedness as of the Reference Time, including the Payoff Amount (the “Closing Indebtedness”), and (iii) the Company’s good faith estimate of Company Transaction Expenses that will be unpaid as of the Closing (the “Closing Company Transaction Expenses”). The Closing Certificate so delivered by the Company CFO will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the Company’s support and computations for the amounts included in the Closing Certificate and will also include, consistent with the foregoing calculations, the Company’s determination of (1) the Closing Aggregate Merger Consideration and (2) the Per Common Share Closing Merger Consideration. Parent shall be entitled to review and make reasonable comments on the matters and amounts set forth in the Closing Certificate so delivered by the Company CFO pursuant to this Section 1.05. The Company will cooperate with Parent in the review of the Closing Certificate, including providing Parent and its Representatives with reasonable access to the relevant books, records and finance employees of the Company. The Company will cooperate reasonably with Parent to revise the Closing Certificate if necessary to reflect Parent’s reasonable comments. If the Closing Certificate is so revised, such revised Closing Certificate, or if Parent had no such comments, then the initial Closing Certificate shall be deemed to be the final “Closing Statement,” in each case as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

1.06. Dissenting Shares. If applicable, and to the extent available under Section 262 of the DGCL, any share of capital stock of the Company that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Stockholder being a “Dissenting Stockholder”), will not be converted into the right to receive the consideration to which the Dissenting Stockholder would be entitled pursuant to Section 1.02, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such Stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares will thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, subject to the payment procedures set forth in Section 1.07 and Section 1.08 and will no longer be Dissenting Shares for purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent (which consent may or may not be given in the sole and absolute discretion of Parent).

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1.07. Withholding. Notwithstanding any provision contained herein to the contrary, Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If Parent so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. At least five (5) Business Days prior to the Closing, Parent will (a) notify the Stockholder Representative and the Stockholders of any anticipated withholding, (b) consult with the Stockholder Representative in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) cooperate with the Stockholder Representative and the Stockholders to minimize the amount of any applicable withholding.

1.08. Payment Methodology.

(a)  Prior to the Effective Time, Parent will enter into an exchange agent agreement substantially in the form of Exhibit B attached hereto (the “Exchange Agent Agreement”), and at or prior to the Effective Time, Parent shall make available to the Exchange Agent the Parent Stock Consideration to be paid in respect of the Common Stock.

(b)  After the Closing, promptly following delivery to the Exchange Agent of a duly completed and executed letter of transmittal and certificates representing shares of Common Stock or Preferred Stock, as applicable, along with a properly completed Internal Revenue Service Form W-9 (or if applicable, the appropriate Internal Revenue Service Form W-8), substantially in the form of Exhibit C attached hereto (a “Letter of Transmittal”), the Exchange Agent will (and Parent will direct the Exchange Agent to) promptly issue to each Common Stockholder (other than any Person who was a record holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time) that delivers a duly executed and completed Letter of Transmittal the number of shares of Parent Common Stock equal to the Per Common Share Closing Merger Consideration multiplied by the number of shares of Common Stock held of record by such Common Stockholder immediately prior to the Effective Time. Any portion of the Closing Aggregate Merger Consideration remaining unclaimed by the Stockholders three (3) years after the Closing Date (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

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(c)  With respect to the Earnout Merger Consideration, promptly following the determination of the number of 2017 Earnout Shares, 2018 Earnout Shares or 2019 Earnout Shares, as applicable, payable (if any) pursuant to Annex I hereto, the Exchange Agent will also (and Parent will direct the Exchange Agent to also) issue to each Common Stockholder (other than any Person who was a record holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time) that has delivered a duly executed and completed Letter of Transmittal, the number of shares of Parent Common Stock equal to the Per Common Share Earnout Merger Consideration multiplied by the number of shares of Common Stock held of record by such Common Stockholder immediately prior to the Effective Time. Any portion of the Earnout Merger Consideration (to the extent payable pursuant to this Agreement and Annex I hereto) remaining unclaimed by the Common Stockholders three (3) years after the date after the applicable shares of Parent Common Stock is required to be issued pursuant to Annex I hereto (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(d)  Any Parent Stock Consideration that is to be issued to a Stockholder under this Agreement will be issued directly to such Stockholder of record in accordance with the instructions specified by such holder in its Letter of Transmittal. In no event shall any fractional shares of Parent Stock Consideration be issued under this Agreement (with any fractional share that would otherwise be issued rounded to the nearest whole share; provided, however, that in the event such rounding to the nearest whole share would result in the aggregate number of shares of Parent Common Stock being issued to the Stockholders under this Agreement being greater or less than the aggregate number of shares of Parent Common Stock equal to the Parent Stock Consideration, then one or more fractional shares that may otherwise be issued to one or more Stockholders may be rounded as necessary using such alternative rounding methodology as mutually agreed upon between the Stockholder Representative and Parent to result in the aggregate number of shares of Parent Common Stock being issued to the Stockholders under this Agreement being equal to the Parent Stock Consideration).

(e)  None of Parent, the Exchange Agent, the Surviving Company nor their Affiliates will be liable to any Stockholder for any Parent Stock Consideration paid to any public official pursuant to applicable abandoned property, escheat or similar Laws.

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1.09.  Accredited or Sophisticated Investors. Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to issue shares of Parent Common Stock to any Stockholder that is not a Confirmed Accredited Investor or a Confirmed Sophisticated Investor.

1.10.  Post-Closing Merger. The Company shall have the right to elect (the “Forward Merger Election”), at its sole discretion, no later than thirty (30) days after the date hereof, by delivery of written notice to Parent, to cause the Surviving Company to merge (the “LLC Sub Merger”), immediately following the Effective Time, with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly owned subsidiary of Parent, substantially in accordance with the terms of the merger agreement attached hereto as Exhibit L (the “LLC Sub Merger Agreement”). If the Company makes a valid Forward Merger Election in accordance with this Section 1.10, there shall be no condition to the completion of the LLC Sub Merger other than the completion of the Merger. From and after the LLC Sub Merger, LLC Sub shall be the Surviving Company for purposes of this Agreement. When the LLC Sub Merger occurs, Parent shall own all of the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded for U.S. federal income Tax purposes.

Article II.

THE CLOSING

2.01.  The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Parent and the Stockholder Representative; provided, however, that the Closing shall in no event occur earlier than February 1, 2017 unless an earlier date is specified in writing by Parent upon at least three (3) Business Days’ prior written notice (the “Closing Date”) and consented to in writing by the Company in its sole discretion. The deliveries required by Article VIII may occur by email, telecopier or courier service and the release of the Closing deliveries from escrow may occur pursuant to a conference call or email.

2.02.  The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a)  the Company and the Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b)  in accordance with the Main Street and Prudential Agreement, Parent will pay, or cause to be paid, the Main Street and Prudential Consideration;

(c)  in accordance with the Payoff Letter, Parent will repay, or cause to be repaid, on behalf of the Group Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter;

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(d)  Parent will pay, or cause to be paid, on behalf of the Company, the unpaid Closing Company Transaction Expenses included in the Closing Certificate by wire transfer of immediately available funds as directed by the Stockholder Representative; and

(e)  Parent and the Company will make such other deliveries as are required by Article VIII hereof.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows in this Article III.

3.01.  Existence and Good Standing. Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Each of the Group Companies has all requisite corporate or limited liability company power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof. Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Group Companies in a material respect. The Company has made available to Parent an accurate and complete copy of each Governing Document of each member of the Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect.

3.02.  Authority; Enforceability. The Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the Written Stockholder Consent. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly and validly authorized by all required corporate action on behalf of the Company, subject to obtaining the Written Stockholder Consent. This Agreement and each of the other Transaction Documents to which the Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

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3.03.  No Violations. The execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both):

(a)  except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Written Stockholder Consent, (iii) compliance with and filings under the HSR Act and (iv) any violation, conflict, breach or default resulting solely from Parent or the Merger Sub being party to the transactions contemplated hereby, violate, conflict with, result in a breach or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company; or

(b)  (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement applicable to a Group Company.

3.04.  Capitalization; Subsidiaries.

(a)  The total number of shares of stock which the Company has authority to issue is three hundred seventy five thousand (375,000) shares of capital stock, classified as (i) three hundred thousand (300,000) shares of common stock at a par value of one cent ($0.01) per share (the “Common Stock”) and (ii) seventy five thousand (75,000) shares of preferred stock at a par value of one cent ($0.01) per share (the “Preferred Stock”). Seventy five thousand (75,000) shares of Preferred Stock, par value $0.01 per share, are designated as the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”). As of the date hereof, there are issued and outstanding 145,495 shares of Common Stock and 64,500 shares of Series B Preferred Stock. No shares of Common Stock or Series B Preferred Stock are held as treasury shares. All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b)  Schedule 3.04 accurately sets forth the name and place of incorporation or formation of each Subsidiary of the Company. As of the date hereof, each Subsidiary of the Company is directly or indirectly wholly owned by the Company. Each Group Company’s issued and outstanding shares of capital stock, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.04, there are no agreements requiring any Group Company to issue, transfer, sell or otherwise dispose of any shares of capital stock or other securities of any Group Company, including any options, warrants, subscriptions, rights, calls or other similar commitments or agreements relating thereto. Except as set forth in Schedule 3.04, no shares of capital stock or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

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3.05.  Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a)  Set forth in Schedule 3.05 are the following financial statements (collectively, the “Company Financial Statements”):

(i)   the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2016 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the unaudited related consolidated statements of operations and comprehensive income (loss) for the nine-month period then ended (such statements of operations, the “Latest Statement of Operations”) and the unaudited related consolidated statements of cash flows; and

(ii)  the audited, consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2015 and December 31, 2014 and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for the years ended December 31, 2015 and December 31, 2014.

(b)  The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP, except as noted therein, and fairly present in all material respects the financial condition and results of operations of the Group Companies (taken as a whole) at the respective dates and for the respective periods described above. Since December 31, 2015, no Group Company has changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c)  Since the Latest Balance Sheet Date, none of the Group Companies has incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP applied on a basis consistent with the Latest Balance Sheet, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract, material breach of warranty, tort, material infringement or material violation of Law), (ii) that are described in Schedule 3.05, (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) otherwise disclosed in this Agreement or the Disclosure Schedules.

(d)  Except as set forth in Schedule 3.05, none of the Group Companies has any Indebtedness outstanding as of the date hereof.

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3.06.  Absence of Certain Changes. During the period from the Latest Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06, each Group Company has conducted its business in the ordinary course substantially consistent with past practices and:

(a)  there has not been a Material Adverse Effect;

(b)  none of the Group Companies has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions and payment of regular quarterly cash dividends on the Series B Preferred Stock made in the Ordinary Course of Business and pursuant to the terms of the Series B Certificate of Designation;

(c)  none of the Group Companies has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d)  none of the Group Companies has made any loans, advances, or capital contributions to, or investments in, any Person other than another Group Company;

(e)  none of the Group Companies has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f)  none of the Group Companies has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g)  except as set forth on Schedule 3.11, there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h)  there has not been any material change by any of the Group Companies in accounting or Tax reporting principles, methods or policies;

(i)   none of the Group Companies has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j)   none of the Group Companies has made any change in the manner in which such Group Company generally extends discounts or credits to customers, other than in the Ordinary Course of Business;

(k)  none of the Group Companies has settled any material Legal Proceedings; and

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(l)   none of the Group Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07.  Real Property.

(a)  Schedule 3.07(a) lists all real property owned in fee by any of the Group Companies (the “Owned Real Property”) as of the date hereof. The Group Companies have made available to Parent copies of all title insurance policies insuring the applicable Group Company’s ownership of each Owned Real Property as of the date hereof and copies of the most recent surveys of the same, in each case, in any Group Company’s possession. A Group Company has good and indefeasible fee simple title to each parcel of Owned Real Property and such title is free and clear of Liens except for Permitted Liens.

(b)  Schedule 3.07(b) lists all real property in which any of the Group Companies owns a leasehold interest as of the date hereof (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”) and a complete list of the Real Property Leases applicable thereto. A true and complete copy of each of the written Real Property Leases, as in effect as of the date hereof, has been delivered to Parent and none of the written Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The title in and to the leasehold interests in the Leased Real Property of each of the Group Companies is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold interests thereunder as of the date hereof. Other than assignments or security interests that have been or will be terminated and released on or prior to the Closing Date, no Group Company has previously assigned its interest or granted any other security interest in any of the Real Property Leases. No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a material breach or default by a Group Company as of or after the date hereof, or permit the termination, material modification or acceleration of rent as of or after the date hereof, under any Real Property Lease.

(c)  The Company Real Property constitutes all of the material real property used as of the date hereof in the conduct of the business as conducted by the Group Companies as of the date hereof. Except as set forth in Schedule 3.07(c), there are no leases, subleases, assignments, occupancy agreements or other agreements granting to any Person (other than the Group Companies) the right of use or occupancy of any Company Real Property from and after the Closing Date.

(d)  With respect to each parcel of Company Real Property:

(i)   except as would not be material to the Group Companies, none of the buildings, structures, improvements or appurtenances thereon are located outside of the boundary lines of such parcel, constitutes a non-conforming structure (other than a legally non-conforming structure) under any setback requirement, zoning ordinance or other administrative regulation applicable to such parcel, encroaches on any easement binding on such parcel or violates any restrictive covenant binding on such parcel or any provision of any Legal Requirement;

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(ii)  as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or similar lawsuits or administrative actions relating to the condemnation or taking of any material portion thereof; and

(iii)  as of the date hereof, such parcel has access (either directly or through validly-existing easement or rights-of-way), sufficient for the conduct of the business as conducted by the Group Companies as of the date hereof, to public roads and to all utilities used in the operation of the business at that location as of the date hereof.

3.08.  Tax Matters. Except as set forth in Schedule 3.08:

(a)  all material Tax Returns required to be filed prior to the date hereof (after giving effect to any valid extensions of time in which to make such filings) by or with respect to any of the Group Companies have been duly and timely filed and all such filed Tax Returns are true, correct and complete in all material respects;

(b)  all material Taxes for which any of the Group Companies are liable that are or have become due have been timely paid in full;

(c)  any Taxes or Tax liabilities that relate to a taxable period (or portion thereof) ending on or prior to the Closing Date that are not yet due and payable have been properly accrued on the Company Financial Statements with respect to taxable periods reflected on the Company Financial Statements;

(d)  each Group Company has withheld and timely paid all material Taxes required to have been withheld and paid by it and all such payments have been properly reported to Governmental Entities in accordance with applicable Legal Requirements;

(e)  no Tax audits or claims or assessments or administrative or judicial proceedings are pending against or, to the Knowledge of the Company, proposed or threatened against, any of the Group Companies;

(f)  none of the Group Companies has received any proposed deficiencies or other written claims from any Governmental Entity for unpaid Taxes of any of the Group Companies that remains open and outstanding;

(g)  none of the Group Companies has in force (or has received a written request for) any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;

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(h)  no written claim has been made by a Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation in that jurisdiction, which claim remains open and outstanding;

(i)   there are no Liens (other than Permitted Liens) on any of the assets of any of the Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax (other than a Tax not yet due and payable);

(j)   since December 31, 2011, no Group Company has been a member of a group of corporations filing a consolidated, combined or unitary Tax Return (other than a group of which a Group Company or the Company is the parent);

(k)  no Group Company has any liability for the Taxes of any other Person (i.e., a Person that is not a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes);

(l)   since December 31, 2011, none of the Group Companies has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(m)  none of the Group Companies has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4 (or any predecessor provision);

(n)  there are no Tax rulings, requests for rulings or closing agreements relating to Taxes for which Group Company may be liable that could affect any Group Company’s liability for Taxes for any taxable period ending after the Closing Date;

(o)  no Group Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or election under Section 108(i) of the Code, in each case, made, entered into or occurring, as applicable, prior to Closing;

(p)  no election under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction any of the Group Companies after the Closing; and

(q)  all Tax sharing arrangements or Tax indemnity arrangements (other than any commercial agreements or contracts that are not primarily related to Taxes) relating to any Group Company will terminate prior to the Closing Date and no Group Company will have any liability thereunder on or after the Closing Date.

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Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.08 and Section 3.13 are the only representations and warranties in this Agreement with respect to the Tax matters of the Group Companies.

3.09.  Contracts.

(a)  Schedule 3.09(a) sets forth a correct and complete list of the following Contracts to which any of the Group Companies is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i)   each written employment or consulting Contract that provides for base compensation of more than $200,000 per annum;

(ii)  each lease or agreement under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000,000 (excluding the Real Property Leases);

(iii)  each Contract (other than purchase orders and freight orders entered into by the Group Companies in the Ordinary Course of Business and Contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services or delivery of goods or materials to or by any of the Group Companies of any amount or value reasonably expected to exceed $2,000,000 in the 2016 calendar year or $5,000,000 in the aggregate;

(iv)  each Contract by which any Intellectual Property is licensed to or licensed from any of the Group Companies and that involves annual individual license or maintenance fees in excess of $200,000, other than pursuant to licenses to a Group Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;

(v)  each material joint venture, partnership, strategic alliance or licensing arrangement (other than licenses of Intellectual Property) with a third party involving the sharing of profits of any of the Group Companies with such third party;

(vi)  each Contract that prohibits any Group Company from competing in the business of the Group Companies as conducted as of the date hereof or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee;

(vii)  each Contract with any director, officer, employee or equity holder of any Group Company (other than Contracts relating to any person’s employment with a Group Company);

(viii) each Contract under which any Group Company has made advances or loans to another Person, other than to another Group Company or with respect to employee advances for business expenses in the Ordinary Course of Business;

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(ix)  each Contract relating to the incurrence, assumption or guarantee by any Group Company of any Indebtedness under which the principal amount outstanding thereunder payable by any Group Company is greater than $1,000,000, other than Contracts solely between or among the Group Companies;

(x)  each written or, to the Knowledge of the Company, oral contract with a Material Customer or Material Supplier containing any “most favored nations”, first refusal, first offer provisions, or similar terms;

(xi)  each Contract with any labor union or collective bargaining association representing any employee of a Group Company; and

(xii)  each Contract for the sale of any material assets of a Group Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets.

With respect to each Material Contract, and except as set forth in Schedule 3.09(b), (i) such Material Contract is the legal and valid obligation of the Group Company party thereto, and, to the Knowledge of the Company, of each other party thereto, enforceable against each of the Group Companies and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and neither the Group Company party thereto nor, to the Knowledge of the Company, any other Person is in material breach or material default thereunder, and (iii) no Group Company has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Company has furnished or made available to the Company true and complete copies of all Material Contracts, including any amendments to such Material Contracts.

3.10.  Intellectual Property.

(a)  Schedule 3.10 sets forth a true and complete list of all registrations and all applications for registration of Intellectual Property that is necessary for the Group Company’s business or operations and which is material to the business, that is owned by any Group Company, and all registrations and registration applications are in the name of a Group Company. All Intellectual Property listed on Schedule 3.10 is subsisting and to the Knowledge of the Company is valid and enforceable and owned free and clear of any liens. The Group Companies own or have valid rights to use all Intellectual Property that is material to the operations of the business as conducted as of the date hereof.

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(b)  Except as set forth on Schedule 3.10, no Group Company has received any written notice of any violation or infringement of any asserted rights of any other Person, or invalidity of any Intellectual Property of the Group Companies with respect to any Intellectual Property of any other Person, nor, to the Knowledge of the Company, is any Group Company in violation or infringement of any Intellectual Property of any other Person. Except as set forth on Schedule 3.10, to the Knowledge of the Company, no third party is infringing, in any material respect, any of the Intellectual Property of the Group Companies. The conduct of the Group Companies and Affiliates as currently conducted does not materially infringe or misappropriate the Intellectual Property rights of any Person.

(c)  Except as set forth on Schedule 3.10, the Group Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all of the Intellectual Property owned or purported to be owned by the Group Companies.

(d)  Except as set forth on Schedule 3.10, the Group Companies do not use, and have not used, in the case of the Company’s Subsidiaries, since the date on which they were acquired by Daseke, any Open Source Software in a manner that (i) requires any Intellectual Property owned or purported to be owned by the Group Companies be distributed in source code form or otherwise disclosed; or (ii) restricts the consideration to be charged for the distribution of any Intellectual Property owned or purported to be owned by the Group Companies. To the Knowledge of the Company, none of the Intellectual Property owned or purported to be owned by the Group Companies contains any virus, computer instructions, circuitry, or other technological means intended by any Group Company to disrupt, damage or interfere with operations of applicable software. If software that is material to the operation of the business has been created by and is owned by the Group Companies, the name of the program and purpose is indicated on Schedule 3.10.

(e)  Except as set forth on Schedule 3.10, each of the employees, agents, consultants, contractors and others who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of the Group Companies (“Personnel”) (i) has assigned to the Company, or is under a valid obligation to assign to the Group Companies by Contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Group Companies are deemed to be the original author/owner of all subject matter included in such Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Group Companies a license or other legally enforceable right granting the Group Companies perpetual, unrestricted and royalty-free rights to use such Intellectual Property. Immediately after the Closing, Merger Sub shall own all right, title and interest of the Group Companies under all Contracts and other arrangements described in clauses (i), (ii) and (iii).

(f)  To the Knowledge of the Company, each of the Group Companies has taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of such Group Company. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made.

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(g)  Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any Intellectual Property that is, individually or in the aggregate, material to the Group Companies.

3.11.  Legal Proceedings; Orders. Except as set forth in Schedule 3.11, since December 31, 2013, there have not been any Legal Proceedings pending, and as of the date hereof, to the Knowledge of the Company, there are no Legal Proceeding threatened in writing, against any of the Group Companies other than any such Legal Proceeding that does not involve an amount in controversy in excess of $250,000 and does not seek material injunctive or other material non-monetary relief. Except as set forth in Schedule 3.11, there is no Order outstanding (whether rendered by a Governmental Entity or by arbitration) against any Group Company or by which any Group Company is bound that involves an unsatisfied monetary obligation in excess of $250,000 or otherwise materially and adversely affects the ongoing business or any material assets or properties of any Group Company, and no Group Company is in breach of any such Order; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.16).

3.12.  Consents. No approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity (including with respect to Antitrust Laws) or any counterparty to a Material Contract or Real Property Lease is or will be required to be obtained or made by or on behalf of any Group Company in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or the LLC Sub Merger, except (a) for those set forth in Schedule 3.12(a) or, with respect to the LLC Sub Merger, Schedule 3.12(b), (b) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (d) for a non-material approval, consent, waiver, authorization, filing or notice.

3.13.  Employee Benefit Plans.

(a)  Schedule 3.13(a) sets forth a correct and complete list of all material Company Employee Benefit Plans.

(b)  There has been made available to Parent, with respect to each material Company Employee Benefit Plan in effect as of the date hereof, the following, to the extent applicable: (i) a copy of each current plan document for each Company Employee Benefit Plan or, in the case of an unwritten Company Employee Benefit Plan, a written description thereof, (ii) a copy of each current annual report and summary annual report (including all Schedules and attachments), (iii) a copy of each current summary plan description, together with each summary of a material modification with respect to such plan, (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, a copy of the determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan, and (v) a copy of each current trust agreement and insurance contract.

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(c)  Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination.

(d)  All material contributions and payments that are due and owing have been paid to or pursuant to each Company Employee Benefit Plan (or to its related trust), are held in the general assets of any Group Company or have been reflected on the Company Financial Statements.

(e)  Except as set forth in Schedule 3.13(e), no Company Employee Benefit Plan is covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and none of the Group Companies nor any ERISA Affiliate of any of the Group Companies has sponsored, maintained, contributed or had any liability with respect to such a plan within the six years prior to the Closing Date. None of the Group Companies nor any ERISA Affiliate of any of the Group Companies contributes to or has an obligation to contribute to, and has not at any time within the six years prior to the Closing Date contributed to, had an obligation to contribute to or had otherwise any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Company Employee Benefit Plan provides post-termination medical or life insurance benefits to any Person, other than as required by Section 4980B of the Code.

(f)  As of the date hereof, there are no Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any of the Company Employee Benefit Plans.

(g)  Except as set forth in Schedule 3.13(g) (with specific reference to the applicable clause below), neither the execution of this Agreement nor the consummation of the Merger will (i) entitle any employee, officer or director of any Group Company to any material payment, (ii) accelerate the time of payment, vesting, funding or materially increase the amount of compensation due to any employee, officer, consultant or director from the Group Companies, (iii) result in any material payments which would not be deductible under Section 280G of the Code, (iv) give rise to any material liability under any Company Employee Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Benefit Plan or (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax.

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(h)  Except as otherwise provided in Sections 3.08 and 3.18(g), this Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to compliance with any employee benefit matters.

3.14.  Insurance. Schedule 3.14 sets forth a list of all policies of insurance maintained by, or for the benefit of, each Group Company as of the date hereof (specifying the insurer and type of insurance) and also lists each claim (other than a claim that resulted in coverage of less than $300,000) made by a Group Company since December 31, 2014 (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14, all insurance coverage maintained with respect to the Group Companies is occurrence-based. With respect to each insurance policy listed in Schedule 3.14 no Group Company or, to the Knowledge of the Company, insurer, is in breach or default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no notice of early cancellation or early termination has been received by any Group Company with respect to any such policy and the policy limits have not been exhausted or, except as set forth in Schedule 3.14, reduced excess liability limits by an amount equal to or greater than $1,000,000. All claims, occurrences, litigation and circumstances that could lead to a claim that would be covered by insurance policies have been properly reported to and accepted by the applicable insurer in a timely fashion. Except as disclosed in Schedule 3.11, since December 31, 2012, no insurer has made a “reservation of rights” or refusal to cover any or all of any portion of any matters, subject to applicable policy limits, deductibles and self-insurance retentions.

3.15.  Legal Requirements and Permits.

(a)  Each of the Group Companies is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no Group Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

(b)  The Group Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations required to be obtained under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits are valid and in full force and effect and each Group Company is in material compliance with all of its Material Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit.

(c)  This Section 3.15 will not apply to any matters relating to environmental matters, Tax matters or employee benefit plan matters as it is the Parties’ intent that Section 3.16 will cover matters relating to environmental matters exclusively, Sections 3.08 and 3.13 will cover matters relating to Tax matters exclusively and Sections 3.08, 3.13 and 3.18(g) will cover matters relating to employee benefit plan matters exclusively.

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3.16.  Environmental Matters.

(a)  Each of the Group Companies is, and since December 31, 2011 has been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Group Companies of all permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws (“Environmental Permits”) necessary to conduct the business of the Group Companies as such business is currently being conducted, and such Environmental Permits are valid and in full force and affect and the Group Companies are in compliance in all material respects with the terms and conditions thereof.

(b)  There is no material Environmental Claim pending or, to the Knowledge of the Company, since December 31, 2011, threatened against any of the Group Companies that has not been fully resolved. To the Knowledge of the Company, there has been no Release of any Hazardous Materials at any Company Real Property that would reasonably be expected to result in any material liability against the Group Companies, including any material cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by the Group Companies that would reasonably be expected to result in any material liability against the Group Companies under Environmental Laws.

(c)  No Group Company is subject to as of the date hereof, nor, since December 31, 2011, has been subject to, any Order issued specifically with respect to the Group Companies or the Company Real Property that has not been fully resolved relating to compliance with, or the Release or cleanup of Hazardous Materials under, any Environmental Laws.

(d)  The Company has provided to Parent complete and correct copies of all Phase I reports and similar material third-party studies commissioned since December 31, 2011 in its possession pertaining to the environmental condition of the Owned Real Property or business or the environmental compliance (or non-compliance) of any of the Group Companies with respect to the Owned Real Property or business.

(e)  Except as otherwise provided in Sections 3.05 and 3.06, this Section 3.16 contains the sole and exclusive representations and warranties of the Company with respect to matters arising under any Environmental Laws.

3.17.  Relationships with Related Persons. Except as set forth in Schedule 3.17, the Group Companies are not parties to any Contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than Contracts governing an individual’s provision of services to the Group Companies and employee benefits and Contracts between Group Companies. Except as set forth in Schedule 3.17, no Group Company has loaned any amounts that remain outstanding to any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company, other than in the Ordinary Course of Business or intercompany loans between Group Companies, and no Group Company has borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Group Companies. Except as set forth in Schedule 3.17, there are no loans, advances or Indebtedness incurred by any Group Company from any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than intercompany loans and advances. Except as set forth on Schedule 3.17, no Affiliate, shareholder, employee, member, manager, officer or director of a Group Company (other than another Group Company) (a) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (b) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company.

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3.18. Employees; Employment Matters and Independent Contractors.

(a)  None of the Group Companies domiciled in the United States is bound by or subject to any Contract with any labor union. To the Knowledge of the Company, except as set forth in Schedule 3.18(a), as of the date hereof, no labor union has requested or has sought to represent any of the employees of the Group Companies in the United States. As of the date hereof and within the 12 months prior to the date hereof, there is no, nor has there been any material labor dispute involving the employees of the Group Companies in the United States pending or, to the Knowledge of the Company, threatened against any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the last Balance Sheet Date that violated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b)  Except as set forth in Schedule 3.18(b), each Group Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. Each Group Company has in all material respects properly completed and retained a Form I-9 with respect to each of its current employees and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its current employees. All material payments due from any Group Company on account of wages have been paid or properly accrued as a liability on the books of such Group Company. Except as set forth on Schedule 3.18(b), there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company that could reasonably be expected to result, individually or in the aggregate, in any material liability to any Group Company.

(c)  To the Knowledge of the Company, no officer, executive or management-level employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with any Group Company or the ability of any Group Company to conduct its business as currently conducted.

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(d)  Except as set forth in Schedule 3.18(d), no collective labor agreement or similar agreement is applicable to the Group Companies domiciled outside the United States or any of their employees, and there are no agreements with any trade union, staff association or staff works council or other organization of employees or workers. As of the date hereof and within the 12 months prior to the date hereof, there is not, nor has there been, any material labor dispute involving the employees of the Group Companies outside the United States pending or, to the Knowledge of the Company, threatened against any Group Company.

(e)  The Group Companies have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor.

(f)  The Group Companies have in all material respects correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

(g)  No Group Company has any material liability or obligations under any applicable Law, including under or on account of any Company Employee Benefit Plan, arising out of the misclassification of any person as a consultant, independent contractor or temporary employee, as applicable, and no such Person is entitled to any compensation or benefits in any material amount from any Group Company under any applicable Law or Company Employee Benefit Plan that he or she has not received or that is not properly accrued in the Company’s financial records and financial statements in accordance with GAAP.

(h)  The consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included in Indebtedness or as otherwise expressly provided in this Agreement or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor.

3.19.  Material Customers and Suppliers. Schedule 3.19 sets forth a true and complete list of (a) the 10 largest customers of the Group Companies on a consolidated basis (based on dollar volume of sales to such customers) (each, a “Material Customer”) and (b) the 10 largest suppliers of the Group Companies on a consolidated basis (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”), in each case, for the 2015 calendar year and for the period of January 1, 2016 to September 30, 2016. To the Knowledge of the Company, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Material Contract with a Material Customer or Material Supplier. Since December 31, 2015, no Material Customer or Material Supplier has notified any Group Company in writing that it intends to discontinue or materially and adversely change its relationship with any Group Company other than by fluctuations in purchase order volume that occur in the Ordinary Course of Business.

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3.20.  Brokers’ Fees. Except as set forth in Schedule 3.20, no Group Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or any of the Group Companies (following the Closing).

3.21.  Bank Accounts. Schedule 3.21 sets forth a true and complete list of (a) the name and address of each bank with which the Group Companies have an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Group Companies.

3.22.  Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the Company, no employee of a Group Company has, and no agent or representative when acting on behalf of a Group Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

3.23.  Books and Records. All books and records of the Group Companies are accurate and are maintained in accordance with applicable Laws in all material respects.

3.24.  Title, Condition and Sufficiency of Assets.

(a)  Except as set forth on Schedule 3.24(a), the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, except for items that have been sold or disposed of subsequent to the date of the Latest Balance Sheet in the Ordinary Course of Business.

(b)  The buildings, plants, structures, and equipment owned or, to the extent any Group Company is responsible for the maintenance and repair thereof, leased by the Group Companies are, to the Knowledge of the Company, in working order and repair, and adequate for the uses to which they are being put by the applicable Group Company as of the date hereof, and, except as described on Schedule 3.24(b), to the Knowledge of the Company, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance or repair conducted in the Ordinary Course of Business or other maintenance or repairs that are not material in nature or cost, individually or in the aggregate.

(c)  The assets owned and leased by the Group Companies constitute all the assets used in connection with the business of the Group Companies. Such assets constitute all the assets necessary for the Group Companies to continue to conduct its business following the Closing as it is currently being conducted in the Ordinary Course of Business.

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3.25.  Company Information. None of the information supplied or to be supplied by any of the Group Companies or any of their respective Affiliates relating to the Group Companies and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC, mailings to Parent’s stockholders with respect to the Offer, and/or the redemption of Parent Common Stock, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Parent or any of its Affiliates.

3.26.  Vote Required. The approvals of (a) more than 50% of the shares of Common Stock and Series B Preferred Stock, voting together on an as-converted to common stock basis, and (b) at least 66 2/3% of the shares of Series B Preferred Stock are the only votes of any class or series of capital stock of the Company required to approve this Agreement and the Merger and the transactions contemplated herein.

3.27.  Contemplated Acquisitions.

(a)  The Company has provided Parent with a copy of all letters of intent, non-disclosure agreements, confidentiality agreements, purchase, acquisition or similar business combination agreements and all ancillary documentation relating thereto in existence as of the date hereof in connection with any Contemplated Acquisition.

(b)  Except for the Contemplated Acquisitions that are contemplated as of the date hereof and for which the Company has provided Parent with documentation referenced in Section 3.27(a), no Group Company has entered into any letter of intent, non-disclosure agreement, confidentiality agreement, purchase, acquisition or similar business combination agreement with any Person concerning any Contemplated Acquisition.

3.28.  Accredited Investor Questionnaires and Sophisticated Investor Affidavits. Prior to the date hereof, for each Stockholder, the Company has provided Parent with either (a) a duly completed and executed Accredited Investor Questionnaire or (b) a Purchaser Representative Questionnaire and Investor’s Acknowledgement.

3.29.  Tax-Free Reorganization. As of the date hereof, the Company knows of no reason why (a) it would not be able to (i) deliver the Company Representation Letter, or (ii) obtain the Company Tax Opinion or (b) the Merger or, if applicable, the Integrated Mergers will not qualify for the Intended Tax Treatment.

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Article IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB

Each of Parent and the Merger Sub hereby represents and warrants to the Company as follows:

4.01.  Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to Parent’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of either Parent or the Merger Sub.

4.02.  Authorization. Subject to receipt of the Parent Stockholder Approval, the execution, delivery and performance of this Agreement by Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03.  No Violations. Subject to (a) receipt of the Parent Stockholder Approval, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) compliance with and filings under the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by Parent and the Merger Sub and the execution and delivery of other Transaction Documents to which Parent and the Merger Sub are party do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent and the Merger Sub and the consummation of the transactions contemplated hereby and thereby by Parent and the Merger Sub will not (with or without notice or passage of time, or both):

(a)  violate or conflict with any of the provisions of any of Parent’s or the Merger Sub’s certificate or articles of incorporation or bylaws (or other similar organizational documents); or

(b)  violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Parent or the Merger Sub.

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4.04.  Governmental Consents, etc. Except for (a) receipt of the Parent Stockholder Approval, (b) the applicable requirements of the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws, and the rules and regulations of Nasdaq and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05.  Legal Proceedings. Since April 29, 2015, there have not been any Legal Proceedings pending, and as of the date hereof, to Parent’s Knowledge or Merger Sub’s Knowledge, there are no Legal Proceedings threatened in writing, against Parent or Merger Sub, including any that (a) challenges the validity or enforceability of Parent’s and the Merger Sub’s obligations under this Agreement or the other Transaction Documents to which Parent or the Merger Sub are party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Parent or the Merger Sub of the transactions contemplated herein or therein, other than any such Legal Proceeding that does not involve an amount in controversy in excess of $250,000 and does not seek material injunctive or other material non-monetary relief.

4.06.  SEC Filings and Financial Statements.

(a)  Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since July 22, 2015, together with any amendments, restatements or supplements thereto. Parent has provided to the Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Report on Form 10-K (and Amendment No. 1 thereto) for the fiscal year ended December 31, 2015, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016, and September 30, 2016, and (iii) the Prospectus, all registration statements and other forms, reports and documents (other than the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q not referred to in clauses (i) and (ii) above) filed by Parent with the SEC since July 22, 2015 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above (including those available on the SEC’s EDGAR website) being, collectively, the “Parent SEC Reports”). The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been superseded by a later timely filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

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(c)  Except as and to the extent set forth on the balance sheet of Parent at September 30, 2016, including the notes thereto (as set forth in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 on file with the SEC, the “Parent Subject Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Parent Subject Balance Sheet in the Ordinary Course of Business that are not, individually or in the aggregate, material to Parent and none of which results from or arises out of any material breach of or material default under any Contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by Parent as set forth in this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

(d)  Parent has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

(e)  All comment letters received by Parent from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of Parent are either publicly available on the SEC’s EDGAR website or otherwise been made available to the Company.

(f)  To Parent’s Knowledge, since July 22, 2015, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g)  Since July 22, 2015, Parent has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report (the “Parent Certifications”). Each of the Parent Certifications is true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(h)  Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i)   All non-audit services were approved by the audit committee of the board of directors and committees of Parent. Parent has no off-balance sheet arrangements.

(j)   Neither Parent nor, to Parent’s Knowledge, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof.

(k)  To Parent’s Knowledge, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l)   All accounts payable of Parent on the Parent Subject Balance Sheet or arising thereafter are the result of bona fide transactions in the Ordinary Course of Business. Since the date of the Parent Subject Balance Sheet, Parent has not altered in any material respects its practices for the payment of its accounts payable, including the timing of such payment.

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4.07.  Parent Trust Amount. As of the day immediately preceding the date hereof, the Parent Trust has a rounded-off balance of no less than $199,599,080 (the “Parent Trust Amount”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Parent Trust Agreement. The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of Parent’s initial public offering for deferred underwriting commissions as described in the Parent SEC Reports and stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s certificate of incorporation, as amended) to any portion of the proceeds in the Parent Trust. Prior to the Closing, none of the funds held in the Parent Trust may be released except (x) to pay income and franchise taxes or for working capital purposes from any interest income earned in the Parent Trust or (y) to redeem shares of Parent Common Stock in accordance with the provisions of Parent’s certificate of incorporation, as amended, as described in the Parent SEC Reports (the “Permitted Releases”).

4.08.  Broker. Except as set forth in Schedule 4.08, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or the Merger Sub.

4.09.  Financing. Parent has delivered to the Company a true and complete copy of the commitment letter, dated as of the date hereof, by and among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and the other parties thereto (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Parent and the Merger Sub in connection therewith and for the other purposes set forth therein (the “Debt Financing”). As of the date hereof, the Debt Financing Commitment has not been amended or modified, no such amendment or modification is pending or contemplated (except for amendments to add additional financing sources thereto and as expressly contemplated in the “market flex” provisions related thereto) and the Debt Financing Commitment has not been withdrawn, terminated or rescinded in any respect. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Financing Commitment that are payable on or prior to the date hereof. The Debt Financing Commitment is in full force and effect as of the date hereof. The Debt Financing Commitment, in the form so delivered, is a valid, legal, binding and enforceable obligation of Parent and Merger Sub and, to Parent’s Knowledge, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Assuming the accuracy of the Company’s representations and warranties hereunder, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or the Merger Sub or to Parent’s Knowledge, any other parties thereto, under the Debt Financing Commitment, or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. Assuming the accuracy of the Company’s representations and warranties hereunder and performance by the Company of its obligations hereunder, Parent does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on the Closing Date. The Debt Financing Commitment is not subject to any conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent and the Merger Sub at the Closing other than as set forth therein (including the payment of customary fees). Except for the “Fee Letter” referred to in the Debt Financing Commitment, there are no side letters or other agreements, contracts or arrangements to which Parent or the Merger Sub or any of their Affiliates is a party which are related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. Notwithstanding anything to the contrary contained herein, each party hereto agrees that a breach of this representation and warranty will not result in the failure of a condition precedent hereunder, if (notwithstanding such breach) Parent (i) is willing and able to consummate the transactions contemplated hereby on the Closing Date and (ii) has funds sufficient to consummate the transactions contemplated hereby at the Closing.

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4.10.  Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of Parent.

4.11.  Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Group Companies.

4.12.  Adequacy of Funds. Parent, assuming the Debt Financing is funded pursuant to the Debt Financing Commitment and the Final Parent Trust Amount (together with the aggregate amount of net proceeds, if any, received by Parent from the issuance, sale and delivery of any of its equity securities or any securities convertible into or exercisable or exchangeable for any of its equity securities pursuant to the Investor Agreements or Section 7.05 or otherwise approved by the Company thereunder) is at least $100,000,000, will have available to it at the Closing the financial capability and adequate unrestricted cash on hand necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy Parent’s other monetary and other obligations contemplated by this Agreement.

4.13.  Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion in the Parent SEC Reports, mailings to Parent’s shareholders with respect to the Offer and/or the Merger, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the applicable filings). No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, the Stockholders or any of their respective Affiliates.

4.14.  Listing. Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq as of the date hereof. There is no Proceeding pending or, to Parent’s Knowledge or Merger Sub’s Knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of the Parent Common Stock under the Exchange Act. As of the date hereof, there is no Proceeding pending or, to Parent’s Knowledge or Merger Sub’s Knowledge, threatened in writing against Parent by Nasdaq with respect to the delisting of the Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

4.15.  Fairness Opinion. Parent has received an opinion from Valuation Research Corporation addressed to the Parent Board that the consideration to be paid by Parent for the Company is fair, from a financial point of view, to Parent (the “Fairness Opinion”). Parent has obtained the authorization of Valuation Research Corporation to include a copy of the Fairness Opinion in the Proxy Statement.

4.16.  Tax-Free Reorganization. As of the date hereof, Parent knows of no reason why (a) it would not be able to deliver the Parent Representation Letter or (b) the Merger or, if applicable, the Integrated Mergers will not qualify for the Intended Tax Treatment.

4.17.  Investor Agreements. Parent has delivered to the Company a true and complete copy of the executed Investor Agreements, which have not been amended or modified in any manner as of the date hereof. No amendment of, or modification to, the Investor Agreements is pending or contemplated, and the commitments contained in the Investor Agreements have not been withdrawn or rescinded in any respect. The Investor Agreements are in full force and effect and, to Parent’s Knowledge, represent valid, binding and enforceable obligations of the subscribers named therein to perform the obligations set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or the Sponsor under any of the Investor Agreements that would result in (a) a subscriber party to any Investor Agreement having the ability to terminate or amend its obligations under thereunder, (b) with respect to the Parent Preferred Subscription Agreement, any portion of the subscriptions thereunder not being available on the Closing Date or (c) with respect to the Backstop Agreement, a subscriber party thereto no longer being required (to the extent required pursuant to the Backstop Agreement) to make purchases pursuant to Section 1(a) thereof. To the Parent’s Knowledge, neither it, Sponsor nor any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement.

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Article V.

COVENANTS OF THE COMPANY

5.01.  Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (a) as set forth in Schedule 5.01, (b) if Parent will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the Company or (c) as otherwise contemplated by this Agreement, (1) the Company (A) will conduct its business and the businesses of the other Group Companies in the Ordinary Course of Business (including maintaining a normal seasonal level of net working capital) and keep available the services of its and the other Group Companies’ officers and employees and (B) shall, and shall cause the Group Companies to, keep all insurance policies set forth in Schedule 3.14, or policies that are substantially similar in all material respects with the terms, conditions, retentions, and limits of liability under the insurance policies set forth on Schedule 3.14, in full force and effect and not take any action (other than file bona fide claims) that would make an insurance policy void or voidable or might result in a material increase in the premium payable under an insurance policy or prejudice the ability to effect equivalent insurance in the future; provided that, notwithstanding the foregoing or clause (2) of this Section 5.01, the Company may use available Cash to repay any Indebtedness; and (2) will not, and will not permit any of its Subsidiaries to:

(i)  except for issuances of (A) replacement certificates for shares of Company Stock, (B) new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof or (C) new certificates for shares of Common Stock in connection with the conversion of Series B Preferred Stock, issue, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(ii)  effect any recapitalization, reclassification, equity split or like change in its capitalization;

(iii)  amend its Organizational Documents or any of its Subsidiaries’ organizational documents;

(iv)  make any distribution of Cash (other than the payment of cash dividends by the Company in the Ordinary Course of Business to holders of Series B Preferred Stock (including in connection with the conversion of the same to Common Stock) who were such holders on the date of this Agreement) or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in Cash or property;

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(v)  (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $500,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business;

(vi)  sell, assign, transfer or exclusively license any material patents, trademarks, trade names or copyrights, except in the Ordinary Course of Business;

(vii)  materially amend or voluntarily terminate any Material Contract or Real Property Leases other than in the Ordinary Course of Business;

(viii)  make any capital investment in, or any advance or loan to, any other Person (other than among the Group Companies), except in the Ordinary Course of Business;

(ix)  enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(x)  except in the Ordinary Course of Business or as required under the terms of any Company Employee Benefit Plan as of the date hereof, (A) materially increase salaries, severance, pension, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers, directors or other service providers; (B) materially increase the benefits under any Company Employee Benefit Plan; (C) terminate or materially amend any Company Employee Benefit Plan or adopt any Company Employee Benefit Plan; or (D) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $150,000;

(xi)  except where control over such settlement is held by the insurer under a policy of insurance set forth on Schedule 3.14, settle any Legal Proceeding if (A) the amount payable by any Group Company in connection therewith would exceed $500,000 or (B) would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of any Group Company;

(xii)  cancel any material third-party indebtedness owed to any Group Company;

(xiii)  make or change any material election in respect of Taxes or material method of accounting or accounting policies of any Group Company, in each case unless required by Law or GAAP;

(xiv)  prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

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(xv)  settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, in each case unless required by Law or GAAP;

(xvi)  make any acquisition or consummate any merger or similar business combination or enter into any binding agreement for an acquisition, merger or similar business combination with any Person (provided that, for the avoidance of doubt, non-binding letters of interests will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters);

(xvii)  incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of the Company) for Indebtedness (except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to the Company than, and in an aggregate principal amount not in excess of, such existing Indebtedness or (B) borrowings under or permitted by the Company’s existing credit facilities); or

(xviii)  agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b)  Nothing contained in this Agreement will give Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing and the Group Companies’ failure to take any action prohibited by Section 5.01(a), as a result of Parent not timely consenting to the notice required to be delivered by the Company to Parent pursuant to Section 5.01(a), will not be a breach of Section 5.01(a).

(c)  Notwithstanding anything to the contrary in Section 5.01(a), no Group Company that is directly or indirectly wholly owned by the Company shall be restricted from (i) paying to its sole equity holder parent Group Company dividends or distributions (as applicable) or redemptions on account of such wholly owned equity interests, (ii) repaying or cancelling intercompany loans or advances made by any Group Company that is directly or indirectly wholly owned by the Company or (iii) making other intercompany transfers of property to any other Group Company that is directly or indirectly wholly owned by the Company.

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5.02.  Access to Books and Records. Subject to Section 6.04, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will provide Parent and its authorized Representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Group Companies in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Parent and the Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Group Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 8.01(a). Parent will indemnify and hold harmless the Group Companies from and against any Losses that may be incurred by any of them to the extent arising out of or related to the bad faith or gross negligence of Parent or the Parent’s Representatives in the use, storage or handling by Parent or the Parent’s Representatives of (i) any personally identifiable information relating to employees or customers of any Group Company and (ii) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which Parent or the Parent’s Representatives are afforded access pursuant to the terms of this Agreement. Parent acknowledges and agrees that, notwithstanding anything to the contrary contained therein, the Confidentiality Agreement between Parent and the Company, dated September 17, 2016 (the “Confidentiality Agreement”), will not terminate unless the Closing occurs, and Parent is and will continue to be bound by the Confidentiality Agreement in accordance with its terms.

5.03.  Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02); provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur. No Group Company shall acquire a Person if such acquisition will delay completion of SEC staff review of the Proxy Statement or the dissemination of the Proxy Statement to holders of shares of Parent Common Stock.. The Parties acknowledge and agree that nothing contained in this Section 5.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

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5.04.  Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor the Stockholder Representative will take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and the Parent’s Representatives) concerning an IPO, recapitalization or refinancing of any member of the Group Companies (other than as contemplated by this Agreement), any purchase of a majority of the outstanding Common Stock or any merger, sale of a majority of the assets of the Group Companies or similar transactions involving the Group Companies or their respective securities (other than assets sold in the Ordinary Course of Business) (each such transaction, an “Alternative Transaction”); provided that this Section 5.04 will not apply to the Company or the Stockholder Representative in connection with Stockholder communications related to the transactions contemplated by this Agreement. The Company will, and will cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than Parent and the Parent’s Representatives) conducted heretofore with respect to any Alternative Transaction and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any Acquisition Transaction. In the event that any unsolicited inquiry is made by a potential party to an Alternative Transaction, whether formal or informal, the Company will promptly notify Parent that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.

5.05.  Payoff Letters and Lien Releases. At least five (5)  Business Days prior to the anticipated Closing, the Company will deliver to Parent a customary payoff letter or letters or other payoff documentation (collectively, the “Payoff Letter”) executed by the lenders of the Indebtedness described in clause (a) below, which letter will set forth (a) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness outstanding under the Subject Loan Agreements and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Parent’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

5.06.  Stockholder Approval. Within six (6) hours following the execution and delivery of this Agreement, the Company will deliver to Parent the certified copies of consents of the Common Stockholders, signed by Common Stockholders holding at least 66 2/3% of the shares of Common Stock and Series B Preferred Stock, voting together on an as-converted to Common Stock basis, outstanding as of the record date, approving the consummation of the transactions contemplated by this Agreement in accordance with the DGCL and the Organizational Documents in the form of Exhibit H attached hereto (the “Written Stockholder Consent”).

5.07.  Conversion of Series B Preferred Stock. Within six (6) hours following the execution and delivery of this Agreement, the Company will deliver to Parent a certified copy of the Class Conversion Election Notice received by the Company pursuant to the terms of the Series B Certificate of Designation.

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5.08.  Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, not to be satisfied as of the Closing Date, the Company will disclose in writing to Parent such breach. Notwithstanding any provision in this Agreement to the contrary, unless Parent provides the Company with a termination notice within ten (10) days after disclosure of such breach by the Company (which termination notice may be delivered only if Parent is entitled to terminate this Agreement pursuant to Section 10.01(c)), Parent will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.01(a) or Section 8.01(b).

5.09.  Section 280G Approval. Prior to the Effective Time, the Company will use its commercially reasonable efforts to (a) obtain waivers (the “Waivers of Parachute Payments”) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that no remaining payments and/or benefits applicable to such Person will be deemed to be “parachute payments” (within the meaning of Section 280G of the Code), and (b) no sooner than the day after the day all the Waivers of Parachute Payments with respect to which the approval of payments and/or benefits by the Stockholders is to be solicited become effective, solicit the approval of the Stockholders to the extent and in the manner required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company will provide the final drafts of such waivers and such stockholder approval materials to Parent for Parent’s review and comment, and the Company will consider reasonable comments of Parent thereon and consult with the Parent with respect thereto, in each case in good faith, including timely providing any material supporting information, calculations and documents. Prior to the Closing Date, the Company will deliver to Parent evidence that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 5.09. For the avoidance of doubt, the Company will not be required to conduct a stockholder vote pursuant to this Section 5.09 unless it is able to obtain Waivers of Parachute Payments.

5.10.  Financing.

(a)  From the date hereof until Closing, the Company will, and will cause each of the Group Companies to, and will use its reasonable best efforts to cause its and their respective Representatives to, provide to Parent and the Merger Sub such customary cooperation as may be reasonably requested by Parent and the Merger Sub to assist them in causing the conditions in the Debt Financing Commitment to be satisfied and such customary cooperation as is otherwise reasonably requested by Parent and the Merger Sub solely in connection with obtaining the Debt Financing, which reasonable best efforts will include:

(i)   causing members of the management teams of the Group Companies with appropriate seniority and expertise, including their senior executive officers, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case upon reasonable notice;

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(ii)  using reasonable best efforts to assist with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, bank syndication materials, offering documents and similar customary documents required in connection with the Debt Financing, including the marketing and syndication thereof and executing customary authorization letters authorizing the distribution of information about the Group Companies to prospective lenders; provided that any such bank information memoranda, bank syndication materials, offering documents and similar documents will contain disclosure and pro forma financial statements reflecting the Group Companies as the obligors;

(iii)  furnishing Parent and the Merger Sub, promptly following Parent’s or the Merger Sub’s request, with all Required Information, and using reasonable best efforts to assist Parent and the Merger Sub with their preparation of pro forma financial information and projections to be included in any bank information memoranda; provided that the Group Companies will not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv)  using reasonable best efforts to assist Parent and the Merger Sub in obtaining corporate and facilities ratings in connection with the Debt Financing;

(v)  assisting Parent and the Merger Sub in their negotiation of definitive financing documents, including taking all actions as may be required or reasonably requested by Parent and the Merger Sub or its financing sources in connection with the repayment of the Payoff Amount and the release of liens and other security securing the Subject Loan Agreements, and assisting Parent and the Merger Sub with any guarantee and collateral documents and providing Parent and the Merger Sub with any information reasonably necessary to complete customary closing and perfection certificates as may be required in connection with the Debt Financing and other customary documents (including obtaining any necessary consents and waivers in respect of Indebtedness that remains outstanding after the Closing in accordance with the terms hereof) required in connection with the Debt Financing as may be reasonably requested by Parent or the Merger Sub;

(vi)  assisting with the execution, preparing and delivering of original stock certificates and original stock powers (or, if any, similar documents for limited liability companies) in connection with the Debt Financing (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, assisting with the procurement of insurance endorsements from the insurance policy underwriters of the Group Companies on or prior to the Closing Date, assisting with Parent’s and the Merger Sub’s negotiation of deposit account control agreements with the financial institutions with which the Group Companies maintain securities and deposit accounts and taking reasonable actions necessary or appropriate to permit Parent and the Merger Sub to evaluate the Group Companies’ assets and liabilities and contractual arrangements for purposes of establishing guarantee and collateral arrangements; and

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(vii)  subject to Section 5.02, taking reasonable actions necessary or appropriate to permit the Financing Sources, by or on behalf of the providers of the Debt Financing, to evaluate, examine or audit the Group Companies, including their respective inventory and other customary borrowing base assets, in each case as reasonably requested by Parent;

provided that (A) the foregoing cooperation will not be required to the extent it would unreasonably interfere with the business or the other operations of any Group Company, and (B) no Group Company or any of its Affiliates will be required to pay any commitment or other similar fee or take any action that would subject it to any other liability in connection with the Debt Financing prior to the Closing or any other cost, expense or fee or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing. Parent and the Merger Sub acknowledge and agree that no Group Company nor any of its Affiliates or any of its Representatives (including legal, financial and accounting advisors) will have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Debt Financing that Parent or the Merger Sub may raise in connection with the transactions contemplated by this Agreement.

The Company will and will cause each of the Group Companies to furnish Parent and the Merger Sub promptly, and in any event at least five (5) Business Days prior to the Closing Date (to the extent requested within eight (8) Business Days prior to the Closing Date), with all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)  All non-public, confidential or other Evaluation Material (as defined in the Confidentiality Agreement) obtained by Parent, the Merger Sub or their respective Representatives pursuant to this Section 5.10, or otherwise, in connection with the Debt Financing, will be kept confidential in accordance with the Confidentiality Agreement. The Company’s obligations under this Section 5.10 are the sole obligations of the Company with respect to the Debt Financing, and no other provision of this Agreement will be deemed to expand or modify such obligation.

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5.11.  Update of Financial Statements. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article X, the Company shall prepare in the Ordinary Course of Business, and deliver to Parent promptly upon completion, but in any event no later than 30 days after the end of the applicable calendar month, consolidated financial statements for the Company and its Subsidiaries for each calendar month ending after September 30, 2016, consisting of a balance sheet as of the end of such month and statements of operations and comprehensive income (loss) and cash flows for the portion of the year then ended (the “Monthly Financial Statements”). The Monthly Financial Statements delivered pursuant to this Section 5.11 shall constitute Company Financial Statements for purposes of Section 3.05 and accordingly the representations and warranties in Section 3.05 shall apply to such Monthly Financial Statements.

5.12.  Intellectual Property. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement, the Group Companies shall, at the reasonable written request of Parent (a) verify the status of all Intellectual Property identified on Schedule 3.10 for which public access is not available, or which cannot be confirmed by independent third party due diligence; and (b) confirm ownership of domain names registered under anonymous registration information. Consistent with its prior practices, the Company shall continue to prepare and file responses to any trademark office actions for any pending trademark or service marks filed with the U.S. Patent and Trademark Office.

5.13.  Obtainment of Consents. The Group Companies shall use commercially reasonable efforts to obtain consents of all Persons who are party to the agreements set forth on Schedule 3.12, if requested to do so in writing by Parent. All costs incurred in connection with obtaining such consents shall be paid by the Company on or prior to the Closing Date or as a Company Transaction Expense on the Closing Date. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable will consult with the Company and the Stockholder Representative on the information provided in connection with obtaining such consents and as to the form and substance of such consents.

5.14.  Tax-Free Reorganization. The Company shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of the Company (the “Company Representation Letter”)) as shall be necessary or appropriate to enable V&E to deliver (or if V&E is unable to deliver, another law firm proposed by Parent that is reasonably satisfactory to the Company to deliver) the Company Tax Opinion.

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Article VI.

COVENANTS OF PARENT AND THE MERGER SUB

6.01.  Access to Books and Records. For a period of six years from and after the Closing Date, Parent will, and will cause the Surviving Company to, provide the Stockholder Representative and its authorized Representatives with access (for the purpose of examining and copying) in connection with general business purposes, during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Stockholder Representative, Parent will not, and will not permit the Surviving Company or its Subsidiaries to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative such books and records or any portion thereof that Parent or the Surviving Company may intend to destroy, alter or dispose of.

6.02.  Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Company such breach. Notwithstanding any provision in this Agreement to the contrary, unless the Company provides Parent with a termination notice within ten (10) days after disclosure of such breach by Parent (which termination notice may be delivered only if the Company is entitled to terminate this Agreement pursuant to Section 10.01(d)), the Company will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.02(a) or Section 8.02(b).

6.03.  Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and the Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 6.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s and/or the Merger Sub’s respective obligations under this Agreement.

6.04.  Contact with Customers and Suppliers. Parent and the Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of any Group Company without the prior consultation with and approval of an executive officer of the Company or the Stockholder Representative; provided, however, that this Section 6.04 will not prohibit any contacts by Parent or the Parent’s Representatives with the customers, providers, service providers and suppliers of any Group Company in the Ordinary Course of Business and unrelated to the transactions contemplated hereby.

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6.05.  Financing. Each of Parent and the Merger Sub will use its reasonable best efforts, and will cause its Affiliates to use reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Debt Financing as promptly as possible following the date hereof. Such reasonable best efforts will include taking the following actions: (a) complying with all obligations under, and maintaining in effect, the Debt Financing Commitment, (b) using its reasonable best efforts to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Financing Commitment, (c) using its reasonable best efforts to negotiate and enter into definitive agreements with respect to the Debt Financing, including the terms and conditions contained in the Debt Financing Commitments (including any related flex provisions) so that such agreements are in effect no later than the Closing, (d) using its reasonable best efforts to enforce its rights under the Debt Financing Commitments, and (e) using its reasonable best efforts to satisfy all the conditions to the Debt Financing and the definitive agreements related thereto that are within its control. In the event that all conditions to the Debt Financing Commitment have been satisfied or waived (other than the consummation of the Merger) or, upon funding will be satisfied, and satisfaction of the conditions to Parent’s and the Merger Sub’s obligations hereunder, each of Parent, the Merger Sub and their respective Affiliates will use its reasonable best efforts to cause the Financing Sources to fund on the Closing Date the Debt Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. Parent and the Merger Sub will, as promptly as practicable after obtaining knowledge thereof, give the Company and the Stockholder Representative written notice of any (i) breach, default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), termination or repudiation by a Financing Source or any party to any definitive document related to the Debt Financing, (ii) material dispute or disagreement between or among any parties to any definitive documents related to the obligations of the parties to the Debt Financing Commitment to fund the Debt Financing, (iii) receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened termination of the Debt Financing by the Financing Sources, (iv) amendment or modification of, or waiver under, the Debt Financing Commitment (other than the exercise of certain flex provisions therein), or (v) change, circumstance or event, in each case which causes Parent and the Merger Sub to believe that they will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the Financing Sources or sources contemplated by the definitive documents related to the Debt Financing. Upon request, Parent and the Merger Sub will keep the Company and the Stockholder Representative informed on a reasonably current basis of the status of their efforts to arrange the Debt Financing contemplated by the Debt Financing Commitment, including by providing copies of all definitive agreements related to the Debt Financing and all information reasonably requested by the Company and the Stockholder Representative and available to Parent and the Merger Sub relating to any circumstance referred to in the immediately preceding sentence.

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Neither Parent or the Merger Sub nor their respective Affiliates will amend, modify, terminate, assign or agree to any waiver under the Debt Financing Commitment (other than with respect to the exercise of certain flex provisions therein) without the prior written approval of the Company, in each case that would (A) reduce the aggregate amount of the Debt Financing, (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to funding the Debt Financing, (C) reasonably be expected to (1) delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (2) adversely impact the ability of Parent and the Merger Sub to enforce their rights against the Persons providing the Debt Financing or any other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, or (D) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent and the Merger Sub to timely consummate the transactions contemplated hereby or adversely affect the ability of Parent and the Merger Sub to enforce their rights against the other parties to the Debt Financing Commitment relative to the ability of Parent and the Merger Sub to enforce their rights against such other parties to the Debt Financing Commitment as in effect on the date hereof; provided that Parent and the Merger Sub may modify, supplement or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Financing Commitment permitted pursuant to this Section 6.05, such new commitment letters will be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Financing Commitment” for all purposes of this Agreement. Until the Closing, Parent shall promptly notify the Company in writing if Parent obtains actual knowledge of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that would result or reasonably be likely to result in all or a material portion of the Debt Financing not being available to Parent at Closing.

In the event that, notwithstanding the use of Parent’s reasonable best efforts to satisfy its obligations under this Section 6.05, funds in the amounts set forth in the Debt Financing Commitment, or any portion thereof, become unavailable, or if Parent and the Merger Sub reasonably determine that such funds may become unavailable to them on the terms and conditions set forth therein, Parent and the Merger Sub will (x) notify the Company and the Stockholder Representative in writing thereof, (y) use reasonable best efforts to obtain substitute financing on terms (including structure, covenants and pricing) not materially less beneficial to Parent and the Merger Sub with lenders reasonably satisfactory to Parent and the Merger Sub (that does not impose new or additional conditions or otherwise expand, amend or modify conditions precedent to funding in a manner, when considered with the other conditions taken as a whole, that would reasonably be expected to adversely affect the ability or likelihood of Parent and the Merger Sub to consummate the transaction contemplated by this Agreement) sufficient to enable Parent and the Merger Sub to consummate the transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (z) use reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company and the Stockholder Representative true, complete and correct copies of the new commitment letter (in redacted form removing only the fee information). Upon obtaining any commitment for any such Substitute Financing, such financing will be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Financing will be deemed the “Debt Financing Commitment” for all purposes of this Agreement.

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Parent and the Merger Sub will pay, or cause to be paid, as the same will become due and payable, all fees and other amounts that become due and payable at the Closing. Notwithstanding anything herein to the contrary, any obligation of Parent and Merger Sub to use reasonable best efforts or any other standard of efforts in this Agreement and in any other Transaction Document shall not require Parent or Merger Sub to (i) pay any amounts prior to the occurrence of the Closing or (ii) incur any payment obligation or other liability that is not contingent on the occurrence of the Closing.

6.06.  Investor Agreements. Neither Parent or the Merger Sub nor their respective Affiliates will amend, modify, terminate, assign or agree to any waiver under any Investor Agreement without the prior written approval of the Company. Parent will promptly notify the Company if any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or the Merger Sub or, to Parent’s Knowledge, any other party thereto under any of the Investor Agreements. Parent will also promptly notify the Company if it has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement. Any commitment fee payable pursuant to the Backstop Agreement (the “Equity Backstop Commitment Fee”) shall be paid by the Company.

6.07.  Employee Matters. All of the employees of the Group Companies as of immediately prior to the Effective Time shall continue to be employees of the Group Companies as of the Effective Time.

6.08.  Tax-Free Reorganization. Parent shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of Parent (the “Parent Representation Letter”)) as shall be necessary or appropriate to enable V&E to deliver (or if V&E is unable to deliver, another law firm proposed by Parent that is reasonably satisfactory to the Company to deliver) the Company Tax Opinion.

Article VII.

ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

7.01.  The Proxy Statement.

(a)  As promptly as practicable after the date hereof, Parent shall file with the SEC a proxy statement relating to the Offer and the Merger (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its Public Stockholders with the opportunity to redeem up to 19,959,908 of their shares of Parent Common Stock (the “Offering Shares”), to be redeemed in conjunction with a stockholder vote on the Merger, all in accordance with and as required by the applicable Governing Documents of Parent (including the Prospectus and the Amended and Restated Certificate of Incorporation and Parent’s bylaws) (the “Parent Governing Documents”), applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

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(b)  Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article X. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.01(b) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date (as the same may be extended in accordance with Section 13.22(c)) or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article X.

(c)  Without limitation, in the Proxy Statement, Parent shall (i) seek (A) adoption and approval of this Agreement by the holders of Parent Common Stock in accordance with applicable securities laws, rules and regulations, including the rules and regulations of Nasdaq, (B) adoption and approval of the Second Amended and Restated Certificate of Incorporation, (C) adoption and approval of an omnibus equity incentive plan, the form of which is attached as Exhibit I attached hereto (the “Management Incentive Plan”), that provides for the granting of Parent Common Stock to employees of the Company or certain Subsidiaries of the Company in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (D) to elect, and designate the classes of, the members of the Parent Board, and (E) to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the applicable proxy solicitation rules set forth in the Exchange Act (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). Except with respect to the information provided by the Company for inclusion in the Proxy Statement and the other Offer Documents, Parent shall ensure that, when filed, the Proxy Statement and the other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Parent shall cause the Offer Documents to be disseminated as promptly as practicable to holders of shares of Parent Common Stock as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall promptly provide to Parent such information concerning the Company and the Stockholders as is either required by the Federal Securities Laws or reasonably requested by Parent for inclusion in the Offer Documents, including, if applicable, the information described in clauses (c) through (e) of the definition of Required Information; provided that in no event shall the information described in clauses (c) and (d) of the definition of Required Information be provided later than the respective time periods set forth in such clauses. Subject to the Company’s and the Stockholders’ compliance with the immediately preceding sentence with respect to the information provided or to be provided by the Company or the Stockholders for inclusion in the Offer Documents, Parent shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. Parent shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company such that the Company is afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon and Parent shall reasonably consider in good faith any comments of such Persons. Parent and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Parent Governing Documents. Parent shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Parent or any of its Representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Parent shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Offer Documents and to permit the Company to participate with Parent or its Representatives in any discussions or meetings with the SEC and its staff regarding the Offer Documents. The Company shall, and shall cause each of the Group Companies to, make their respective directors, officers and employees and use commercially reasonable efforts to make their accountants, in each case upon reasonable advance notice, reasonably available to Parent and its Representatives in connection with the drafting of the public filings with respect to the Merger (including the Offer Documents) and responding in a timely manner to comments from the SEC or its staff.

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(d)  If at any time prior to the Effective Time, any information relating to Parent, or the Group Companies, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent.

(e)  Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

7.02.  Regulatory Filings.

Within twenty (20) days after the date hereof, with respect to the Merger the parties hereto shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby. The parties hereto shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The parties hereto shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Entity; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith; (c) advise the other party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each party has the right to redact or otherwise exclude a party from receiving any confidential competitively sensitive information required to be shared under this Section 7.02, provided that such other party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Merger or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Merger contemplated herein. Without limiting the generality of Parent’s undertaking pursuant to this Section 7.02, Parent agrees to use commercially reasonable efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Merger contemplated by this Agreement. In addition, Parent shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing. Any filing fee required in connection with seeking the Regulatory Approvals shall be paid fifty percent (50%) by Parent as a Parent Transaction Expense and fifty percent (50%) by the Company as a Company Transaction Expense.

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7.03.  Shareholder Vote; Recommendation of the Parent Board.

The Parent Board shall, subject to its fiduciary duties, recommend that Parent’s stockholders vote in favor of adopting this Agreement and consummating the Merger, and Parent shall, subject to the fiduciary duties of the Parent Board, include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with Article X, neither the Parent Board nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Merger, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to a Parent Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Parent Acquisition Transaction, (vi) fail to re-affirm the aforementioned Parent Board recommendation at the written request of the Company within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

7.04.  Listing.

From the date of this Agreement through the Closing, Parent shall use all reasonable efforts that are necessary or desirable for Parent to remain listed as a public company on, and for shares of Parent Common Stock to be tradable over, the applicable Nasdaq market(s).

7.05.  Operations of Parent Prior to the Closing.

Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior approval of the Company, Parent shall not take any of the following actions:

(a)  make any amendment or modification to any of the Parent Governing Documents;

(b)  take any action in violation or contravention of any of the Parent Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c)  split, combine or reclassify the Parent Common Stock;

(d)  make any redemption or purchase of its equity interests, except pursuant to the Offer;

(e)  effect any recapitalization, reclassification, equity split or like change in its capitalization;

(f)  make any amendment or modification to the Parent Trust Agreement;

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(g)  make or allow to be made any reduction or increase in the Parent Trust Amount, other than as expressly permitted by the Parent Governing Documents;

(h)  contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the Merger;

(i)   amend, waive or terminate, in whole or in part, any Founder Voting Agreement;

(j)   establish any Subsidiary or acquire any interest in any asset; or

(k)  enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

7.06.  Founder Voting Agreement. Without limitation of Section 5.1 of the Founder Voting Agreement, Parent hereby acknowledges and agrees that the Company has the right to cause Parent to enforce Parent’s rights and perform Parent’s obligations under the Founder Voting Agreement, and Parent further acknowledges that money damages would not be an adequate remedy at Law if any Founder Stockholder (as defined in the Founder Voting Agreement) fails to perform in any material respect any of such Founder Stockholder’s obligations under the Founder Voting Agreement and accordingly, upon the written request of the Company, Parent shall, in addition to any other remedy at Law or in equity, seek an injunction or similar equitable relief restraining such Founder Stockholder from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under the Founder Voting Agreement, without the posting of any bond, in accordance with the terms and conditions of the Founder Voting Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of the Founder Voting Agreement, Parent shall not raise the defense that there is an adequate remedy at Law.

7.07.  Founder Letter Agreement. Parent shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 4,989,977 shares of Parent Common Stock acquired by the Sponsor and other Parent insiders prior to the consummation of the IPO (the “Founder Common Stock”) as well as the waiver of each of the Founder Stockholders’ (as defined in the Founder Letter Agreement) respective rights to redeem such shares of Founder Common Stock, in accordance with that certain letter agreement, dated as of July 22, 2015 (the “Founder Letter Agreement”), among Parent, the Sponsor and the individuals party thereto.

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7.08.  No Claim Against Parent Trust. The Company acknowledges that it has read the Prospectus and that Parent has established the Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Parent’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Parent Trust, Parent may disburse monies from the Parent Trust only: (a) to the Public Stockholders in the event they elect to redeem the Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (b) to the Public Stockholders if Parent fails to consummate a Business Combination within twenty-four months from the closing of the IPO, (c) any amounts necessary to pay any Taxes and for working capital purposes or (d) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination. The Company hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Parent Trust or distributions therefrom, or make any claim prior to Closing against the Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Company hereby irrevocably waives any Claims it may have against the Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not, prior to the Closing, seek recourse against the Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 7.08 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Stockholders and for transaction expenses paid. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. This Section 7.08 shall not limit the Company’s right to seek specific performance against Parent pursuant to Section 13.22, including the right to seek specific performance against Parent to require Parent to take such actions contemplated by this Agreement subject to the satisfaction of Parent’s conditions to the Closing in Section 8.01, and to comply with the terms of the Parent Trust Agreement, including distribution of funds from the Parent Trust upon the Closing in accordance with the terms of this Agreement.

7.09.  Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, Parent will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning any alternative business combination transaction involving Parent, including any purchase or sale of equity or assets of Parent or any other Person or a merger, combination or recapitalization of Parent or any Subsidiary thereof (each such transaction, a “Parent Acquisition Transaction”); provided that this Section 7.09 will not apply to Parent in connection with communications to its stockholders related to the transactions contemplated by this Agreement. Parent will, and will cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives) conducted heretofore with respect to any Parent Acquisition Transaction.

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Article VIII.

CONDITIONS TO CLOSING

8.01.  Conditions to Parent’s and the Merger Sub’s Obligations. The obligations of Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a)  (i) The Company Fundamental Representations will be true and correct in all respects (except, with respect to the representations and warranties set forth in the second sentence of Section 3.04(a), to the extent de minimis or except to the extent set forth on the Closing Certificate and included in the determinations of Per Common Share Closing Merger Consideration) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.06(a) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than with respect to Section 3.06(a) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules)) has not had, and would not have, a Material Adverse Effect;

(b)  The Company will have performed and complied with in all material respects all of the covenants and agreements (other than those set forth in Section 5.09) required to be performed by it under this Agreement at or prior to the Closing;

(c)  The Company shall have obtained the Written Stockholder Consent;

(d)  The Company shall have obtained a Class Conversion Election Notice;

(e)  The Company shall be in compliance with the terms of the Main Street and Prudential Agreement;

(f)  All issued and outstanding shares of Series B Preferred Stock shall have been converted to Common Stock in accordance with the Series B Certificate of Designation and there not be issued and outstanding any shares of Series B Preferred Stock or any other series of Preferred Stock;

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(g)  The Offer will have been completed, the Merger will have been approved and this Agreement will have been adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement;

(h)  The Debt Financing shall have been funded pursuant to the Debt Financing Commitment pursuant to the terms thereof;

(i)   The subscribers party to the Investor Agreements shall have purchased the securities to the extent required pursuant to the terms thereof;

(j)   The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(k)  No Order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(l)   There will not have been a Material Adverse Effect since the date hereof;

(m)  The Company will have delivered to Parent each of the following:

(i)   a certificate of an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a) and Section 8.01(b), as they relate to the Company, have been satisfied;

(ii)  a certificate signed by the Company CFO, solely in his capacity as such and not in his personal capacity, setting forth all Company Transaction Expenses along with final invoices from service providers to the Company in respect of the Merger and all transactions in connection therewith stating that the amount set forth in such invoice represents payment in full for all such services provided by the service provider to the Company for services performed through the Closing Date;

(iii)  the Written Stockholder Consent specified in Section 5.06;

(iv)  the Class Conversion Election Notice specified in Section 5.07;

(v)  a waiver, in a form reasonably satisfactory to Parent (the “ROFR Waiver”), by each of the Restricted Stockholders waiving any rights of first refusal such Restricted Stockholder may have with respect to shares of the Company Stock that may apply as a result of the transactions contemplated by this Agreement, including the Merger, pursuant to the Stockholders Agreement and/or the Main Street and Prudential Side Letter, as applicable;

(vi)  a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

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(vii)  certified copies of resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(n)  Parent shall have received a fully executed Lock-Up Agreement in substantially the form attached hereto as Exhibit F (the “Lock-Up Agreement”) from each of the directors and executive officers of the Company and each of the Common Stockholders that beneficially owns at least 1% of the Common Stock, in each case, as of immediately prior to the Effective Time;

(o)  Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer; and

(p)  The Stockholders Agreement, Main Street and Prudential Side Letter and Tex Side Letter shall each have been terminated, without further force or effect, effective as of immediately prior to the Closing.

If the Closing occurs, all Closing conditions set forth in this Section 8.01 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and the Merger Sub.

8.02.  Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a)  (i) The Parent Fundamental Representations will be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;

(b)  Parent and the Merger Sub will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

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(c)  The Written Stockholder Consent will have been obtained;

(d)  The shares of Parent Common Stock to be issued as Parent Stock Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(e)  The Offer shall have been completed in accordance with the Proxy Statement;

(f)  The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(g)  No Order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(h)  Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

(i)   The persons identified in Schedule 8.02(i) shall have been approved and duly elected or appointed to the Parent Board, effective as of the Closing;

(j)   The Company shall have obtained an opinion of V&E (or if V&E is unable to issue such an opinion, of another law firm proposed by Parent to the Company that is reasonably acceptable to the Company) to the effect that the Merger or, if applicable, the Integrated Mergers will qualify for the Intended Tax Treatment (the “Company Tax Opinion”);

(k)  The subscribers party to the Investor Agreements shall have purchased the securities to the extent required pursuant to the terms thereof;

(l)   The Company shall have received a duly executed counterpart signature page for Parent to the Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit J (the “Amended and Restated Registration Rights Agreement”); and

(m)  Parent will have delivered to the Company each of the following:

(i)   a certificate of an authorized officer of Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Section 8.02(a) and Section 8.02(b), as they relate to such entity, have been satisfied;

(ii)  certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

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(iii)  certified copies of the resolutions duly adopted by Parent Board (or its equivalent governing body) and the Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement.

If the Closing occurs, all closing conditions set forth in this Section 8.02 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

Article IX.

INDEMNIFICATION

9.01.  Indemnification of Officers and Directors of the Company.

(a)  If the Closing occurs, Parent shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of any of the Group Companies, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the applicable Group Company to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Parent after the Closing. The obligations of Parent under this Section 9.01(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01(a) applies shall be third party beneficiaries of this Section 9.01(a)). If the Closing occurs, Parent shall cause the Surviving Company to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01(a).

(b)  In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in Section 9.01.

(c)  The Company shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Closing Date, for the benefit of the Group Companies or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date. Fifty percent of the cost of the insurance policy shall be treated as a Company Transaction Expense and fifty percent of the cost of the insurance policy shall be treated as a Parent Transaction Expense.

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9.02.  NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PARENT AND THE MERGER SUB ACKNOWLEDGE AND AGREE THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PARENT AND THE MERGER SUB HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE STOCKHOLDERS, THE COMPANY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE STOCKHOLDERS, THE COMPANY OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PARENT, THE MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT AND THE MERGER SUB, OR THEIR USE, OF ANY INFORMATION REGARDING THE GROUP COMPANIES FURNISHED OR MADE AVAILABLE TO PARENT AND THE MERGER SUB AND THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

Article X.

TERMINATION

10.01.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of Parent and the Company;

(b)  by Parent at any time before both the Written Stockholder Consent and Class Conversion Election Notice has been obtained, by written notice to the Company, if either or both the Written Stockholder Consent and the Class Conversion Election Notice shall not have been provided to Parent not later than six (6) hours following the execution and delivery of this Agreement;

(c)  by Parent by written notice to the Company, if any of the representations or warranties of the Company set forth in Article III will not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company; provided that Parent and/or the Merger Sub is not then in breach of this Agreement so as to cause the condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) to not be satisfied at or prior to the Outside Date;

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(d)  by the Company by written notice to Parent, if any of the representations or warranties of Parent or the Merger Sub set forth in Article IV will not be true and correct, or if Parent or the Merger Sub has failed to perform any covenant or agreement on the part of Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the condition to the Closing set forth in Section 8.01(a) or Section 8.01(b) from being satisfied at or prior to the Outside Date;

(e)  by Parent or the Company by written notice to the Company or Parent, as applicable, if the Closing has not occurred on or prior to June 30, 2017 (such date, as the same may be extended pursuant to Section 13.22(c), the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 10.01(e) will not have (provided that if such Party is Parent, neither Parent nor the Merger Sub will have) breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(f)  by the Company by written notice to Parent, if (i) all of the conditions to the Closing set forth in Section 8.01 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.01 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 10.01(f), the Company has notified Parent in writing that it is ready, willing and able to consummate the Merger;

(g)  by Parent by written notice to the Company, if (i) all of the conditions to the Closing set forth in Section 8.02 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.02 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 10.01(g), Parent has notified the Company in writing that it is ready, willing and able to consummate the Merger; and

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(h)  by the Company by written notice to Parent if (i) the Parent Board withdraws (or modifies in any manner adverse to the Company), or proposes to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Merger, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Company or (ii) if the Parent Stockholder Approval shall not have been obtained at the meeting of Parent stockholders to be held in accordance with the Proxy Statement.

10.02.  Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.01, all obligations of the Parties hereunder (other than the last two sentences of Section 5.02, this Section 10.02, Section 11.01, Article XII and Article XIII, which will survive the termination of this Agreement (other than the provisions of Section 13.22, which will terminate)) will terminate without any liability of any Party to any other Party; provided that no termination will relieve a Party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination; provided, further, that in the event of such a termination, none of the Financing Sources, lenders party to the Debt Financing Commitment, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives, advisors, sub-advisors or agents shall have any further liability or obligation to the Company relating to or arising out of this Agreement; provided, further, that subject to the rights of the parties to the Debt Financing Commitments under the terms thereof, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source or lender party to the Debt Financing Commitment or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder, and in no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

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Article XI.

ADDITIONAL COVENANTS

11.01.    Stockholder Representative.

(a)  Appointment. In addition to the other rights and authority granted to the Stockholder Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of capital stock of this Agreement, all of the Stockholders collectively and irrevocably constitute and appoint the Stockholder Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that the Stockholder Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Stockholder Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Stockholders and others, as contemplated by this Agreement; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in his sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to Parent pursuant to this Agreement; (vii)(A) disputing or refraining from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby, any claim made by Parent or the Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Stockholder, any dispute that may arise under, and exercising, or refraining from exercising, any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (ix) giving such instructions and taking action or refraining from taking such action, on behalf of such Stockholders, as the Stockholder Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Stockholders.

(b)  Authorization. Notwithstanding Section 11.01(a), in the event that the Stockholder Representative desires further authorization or advice from the Stockholders on any matters concerning this Agreement, the Stockholder Representative will be entitled to seek such further authorization from the Stockholders prior to acting on their behalf. In such event, each Stockholder will vote based on each such Person’s Pro Rata Share and the authorization of a majority of such Persons will be binding on all of the Stockholders and will constitute the authorization of the Stockholders. The appointment of the Stockholder Representative is coupled with an interest and will be irrevocable by any Stockholder in any manner or for any reason. This authority granted to the Stockholder Representative will not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Don R. Daseke hereby accepts his appointment as the initial Stockholder Representative.

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(c)  Legal Proceedings by the Stockholder Representative; Resignation; Vacancies. The Stockholder Representative may resign from his position as Stockholder Representative at any time by written notice delivered to Parent and the Stockholders. If there is a vacancy at any time in the position of the Stockholder Representative for any reason, such vacancy will be filled by the majority vote in accordance with the method set forth in Section 11.01(b) above.

(d)  No Liability. All acts of the Stockholder Representative hereunder in his or its capacity as Stockholder Representative will be deemed to be acts on behalf of the Stockholders and not of the Stockholder Representative individually. The Stockholder Representative in his or its capacity as the Stockholder Representative will not have any liability for any amount owed to Parent pursuant to this Agreement, if any, including under Section 9.01. The Stockholder Representative will not be liable to the Company, Parent, the Merger Sub or any other Person in his or its capacity as the Stockholder Representative, for any liability of a Stockholder or otherwise, or for anything that he or it may do or refrain from doing in connection with this Agreement. The Stockholder Representative will not be liable to the Stockholders, in his or its capacity as the Stockholder Representative, for any liability of a Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by him or it in good faith, or for any mistake in fact or Law, or for anything that he or it may do or refrain from doing in connection with this Agreement, except in the case of the Stockholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his or its duties or rights hereunder, and he or it will incur no liability in his or its capacity as the Stockholder Representative to Parent, the Merger Sub, the Company or the Stockholders and will be fully protected with respect to any action taken, omitted or suffered by him or it in good faith in accordance with the advice of such counsel. The Stockholder Representative will not, by reason of this Agreement, have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of the Stockholders.

(e)  Reimbursement of Stockholder Representative. After the Closing, the Company agrees to promptly reimburse the Stockholder Representative for up to $300,000 in the aggregate of reasonably documented out-of-pocket expenses the Stockholders Representative actually incurs in serving as the Stockholder Representative for the purposes stated in this Agreement. Other than such reimbursement for its out-of-pocket expenses, the Stockholder Representative will not be compensated or otherwise entitled to payment for providing services hereunder. Promptly following the Exchange Agent’s issuance of the 2019 Earnout Shares to the Common Stockholders or the determination that no 2019 Earnout Shares are to be issued to the Common Stockholders pursuant to Annex I hereto, as applicable, the Stockholder Representative will no longer be entitled to such reimbursement. The Stockholder Representative may be reimbursed for expenses incurred by the Stockholder Representative acting in his or its capacity as such. Without limiting the foregoing, each Stockholder will, only to the extent of such Stockholder’s Pro Rata Share thereof, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Stockholder Representative in connection with the performance of his or its duties under this Agreement will not be the personal obligation of the Stockholder Representative but will be payable by and attributable to the Stockholders based on each such Person’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative will be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Stockholder Representative in connection with the performance of his or its duties hereunder from amounts actually delivered to the Stockholder Representative pursuant to this Agreement. The Stockholder Representative may also from time to time submit invoices to the Stockholders covering such expenses and Liabilities, which will be paid by the Stockholders promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Share. Upon the request of any Stockholder, the Stockholder Representative will provide such Stockholder with an accounting of all expenses and Liabilities paid by the Stockholder Representative in his or its capacity as such.

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11.02.    Disclosure Schedules. All Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, any item of information, matter or document disclosed or referenced in, or attached to, the Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Company’s, Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (g) constitute, or be deemed to constitute, an admission or indication by the Company, Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, no reference in the Disclosure Schedules to any Contract will be construed as an admission or indication that such Contract is enforceable or in effect as of the date hereof or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

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11.03.    Shelf Registration Statement.

(a)  Following the Closing Date, Parent shall (i) file with the SEC (A) a shelf registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure) or if then ineligible to use any such form, then any other available form of registration statement, or (B) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing shelf registration statement in accordance with Rule 430B under the Securities Act, in each case for a public offering of the shares of Parent Common Stock received by the Participating Common Stockholders as Closing Parent Stock Consideration in the Merger (the “Registrable Stock”) to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Registration Statement”) and, in the case of clause (A) above, use commercially reasonable efforts to cause the Registration Statement to become effective within 180 days after the Closing Date, (ii) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (1) the date when all Registrable Stock covered by the Registration Statement has been sold or (2) the date when all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder, and (iii) prepare and file with the SEC any required amendments to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith (“Shelf Prospectus”). Notwithstanding the foregoing, Parent shall have no obligation to register or to maintain the effectiveness of the Registration Statement after all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder.

(b)  (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of any Legal Proceeding with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act, or (ii) if the Registration Statement or Shelf Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements), or (iii) upon the occurrence or existence of any development, event, fact, situation or circumstance relating to Parent that, in the judgment of a majority of the Parent Board, makes it appropriate to suspend the availability of the Registration Statement and/or Shelf Prospectus, (A)(1) in the case of clause (ii) above, and subject to clause (iii) above, Parent shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Shelf Prospectus, as applicable, so that such Registration Statement or Shelf Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and subject to clause (iii) above, in the case of a post-effective amendment to the Registration Statement, use commercially reasonable efforts to cause it to become effective as promptly as reasonably practicable, and (2) in the case of clause (i) above, use commercially reasonable efforts to cause such stop order to be lifted, and (B) Parent shall give notice to the Participating Common Stockholders that the availability of such Registration Statement or Shelf Prospectus is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Participating Common Stockholder agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement or Shelf Prospectus until such Participating Common Stockholder is notified by Parent of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is notified in writing by Parent that the Shelf Prospectus may be used. In connection with any development, event, fact, situation or circumstance covered by clause (iii) above, Parent shall be entitled to exercise its rights pursuant to this Section 11.03(b) to suspend the availability of the Registration Statement and Shelf Prospectus for no more than an aggregate of 90 days.

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(c)  In connection with the performance of its obligations under this Section 11.03, Parent shall pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent’s legal counsel, Parent’s independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent. Each Participating Common Stockholder shall pay any discounts, commissions and transfer taxes, if any, attributable to the sale of Registrable Stock and any other expenses (including the fees and expenses of any separate counsel and other advisors and agents, if any, to such Participating Common Stockholder) incurred by it. In addition, Parent shall pay the reasonable fees and expenses of one legal counsel to represent the interests of the Participating Common Stockholders under this Section 11.03.

(d)  Each Participating Common Stockholder (i) shall furnish to Parent such information regarding themselves, their relationship to Parent and its Affiliates, their beneficial ownership of Parent Common Stock, the Registrable Stock held by them, and the intended method of disposition of such securities as is required to be included under the Securities Act in the Registration Statement (or any amendment thereto) or any Shelf Prospectus, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, (iii) shall indemnify Parent, each officer and director of Parent, and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each of the foregoing, an “indemnified party” for purposes of this Section 11.03(d)) against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement or any Shelf Prospectus (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to untrue statements or omissions made in the Registration Statement or any Shelf Prospectus (or any amendment thereto) in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of such Participating Common Stockholder for use in the Registration Statement or any Shelf Prospectus (or any amendment thereto), and (iv) shall report to Parent all sales or other distributions of Registrable Stock pursuant to the Registration Statement. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 11.03 with respect to the Registrable Stock of any Participating Common Stockholder that such Participating Common Stockholder constitute a Participating Common Stockholder, and at all times continue to comply with the requirements set forth in the definition of Participating Common Stockholder. If the indemnification provided for in this Section 11.03(d) from a Participating Common Stockholder is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in this Section 11.03(d), such Participating Common Stockholder, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of such Participating Common Stockholder and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of Parent and each Participating Common Stockholder under this Section 11.03(d) shall survive the completion of any offering or sale of Registrable Stock pursuant to any Registration Statement.

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11.04.    Proration of Straddle Period Taxes. For purposes of clause (b) of the definition of Company Transaction Expenses, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(a)  in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries (and each partnership in which the Company and its Subsidiaries is a partner) ended with (and included) the Closing Date; provided, however, that any deductions realized on the Closing Date in connection with the payment of any Company Transaction Expenses and the Payoff Amount shall be taken into account notwithstanding that the Reference Time is 11:59 p.m. local time on the day immediately preceding the day on which the Effective Time occurs; and

(b)  in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

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Article XII.

DEFINITIONS

12.01.    Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“2017 Baseline Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2017 Earnout Shares” has the meaning specified in Annex I hereto.

“2017 Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2017 Target Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2017 Threshold Share Price” has the meaning specified in Annex I hereto.

“2018 Baseline Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2018 Earnout Shares” has the meaning specified in Annex I hereto.

“2018 Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2018 Target Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2018 Threshold Share Price” has the meaning specified in Annex I hereto.

“2019 Baseline Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2019 Earnout Shares” has the meaning specified in Annex I hereto.

“2019 Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2019 Target Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2019 Threshold Share Price” has the meaning specified in Annex I hereto.

“Accounting Firm” has the meaning specified in Annex I hereto.

“Adjusted EBITDA” has the meaning specified in Annex I hereto.

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“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet and Latest Statement of Operations, as applicable; provided that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, GAAP will control; provided further that Accounting Principles (a) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) will be based on facts and circumstances as they exist prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing, (c) will follow the defined terms contained in this Agreement and (d) will calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Accredited Investor” means a Person who is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).

“Accredited Investor Questionnaire” means a questionnaire with respect to whether a Person is an Accredited Investor in the form previously provided to Parent.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise, provided that for purposes of this Agreement, TWG and Don R. Daseke shall each be deemed to be an Affiliate of each Group Company.

“Agreement” has the meaning set forth in specified in the preamble.

“Alternative Transaction” has the meaning specified in Section 5.04.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of Parent, filed with the State of Delaware on July 22, 2015.

“Amended and Restated Registration Rights Agreement” has the meaning specified in Section 8.02(l).

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Backstop Agreement” has the meaning specified in the recitals.

“Bulldog Subordinated Note” has the meaning specified in the definition of Indebtedness.

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“Business Combination” has the meaning specified in Section 7.08.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, as of any time of determination, all cash, cash equivalents and marketable securities held by any Group Company at such time and determined in accordance with Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device. Cash will (a) be calculated net of issued but uncleared checks and drafts written or issued by any Group Company as of the Reference Time and (b) include checks and drafts received by the Group Companies or deposited for the account of the Group Companies.

“Certificate of Merger” has the meaning specified in Section 1.01(b).

“Class Conversion Election Notice” has the meaning specified in the Series B Certificate of Designation.

“Claims” has the meaning specified in Section 7.08.

“Closing” has the meaning specified in Section 2.01.

“Closing Aggregate Merger Consideration” means (a) $626,000,000 minus (b) the amount of the Closing Indebtedness, plus (c) the amount of the Closing Cash (which may be a positive or negative dollar amount), minus (d) the amount of the Closing Company Transaction Expenses.

“Closing Cash” has the meaning specified in Section 1.05.

“Closing Certificate” has the meaning specified in Section 1.05.

“Closing Company Transaction Expenses” has the meaning specified in Section 1.05.

“Closing Date” has the meaning specified in Section 2.01.

“Closing Indebtedness” has the meaning specified in Section 1.05.

“Closing Parent Stock Consideration” means the aggregate number of newly issued shares of Parent Common Stock (rounded to the nearest whole share) equal to the sum of (a) the quotient obtained by dividing (i) the Closing Aggregate Merger Consideration by (ii) $10.00 and (b) the excess of (i) 2,274,988 over (ii) fifty percent (50.0%) of the “Utilization Fee Shares” (as defined in the Backstop Agreement).

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

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“Common Stock” has the meaning specified in Section 3.04(a).

“Common Stock Merger Consideration” has the meaning specified in Section 1.02(b).

“Common Stockholder” means a record holder of Common Stock that is outstanding immediately prior to the Effective Time.

“Company” has the meaning specified in the preamble.

“Company CFO” means the chief financial officer of the Company.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Group Companies for the benefit of any officer, employee, consultant or director of the Group Companies or (ii) with respect to which any of the Group Companies has any liability (including contingent liability through any ERISA Affiliate).

“Company Financial Statements” has the meaning specified in Section 3.05(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.04 and Section 3.20.

“Company Indemnitees” has the meaning specified in Section 9.01(a).

“Company Parties” has the meaning specified in Section 13.04.

“Company Real Property” has the meaning specified in Section 3.07(b).

“Company Representation Letter” has the meaning specified in Section 5.14.

“Company Stock” means the Common Stock and Preferred Stock.

“Company Tax Opinion” has the meaning specified in Section 8.02(j).

“Company Transaction Expense” means (a) any fee, cost or expense which any of the Group Companies is obligated to pay in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including all of the Group Companies’ costs and expenses incident to the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees; provided, however, that up to $300,000 in the aggregate of any fees, costs or expenses incurred by the Company incident to assisting Parent with any or all of the Debt Financing, the Investor Agreements and the Proxy Statement (including the fees, costs or expenses of its counsel related thereto) shall not be considered to be a Company Transaction Expense or a Parent Transaction Expense; (b) any amounts necessary to satisfy and discharge in full all income Tax liabilities attributable to the Pre-Closing Tax Period (determined in accordance with Section 11.04(a)) and any non-income Tax liabilities attributable to the Pre-Closing Tax Period (determined in accordance with Section 11.04(b)) to the extent such non-income Taxes are not reflected in the most recent Monthly Financial Statements or, for periods after the date of the most recent Monthly Financial Statements, not incurred in the Ordinary Course of Business, and (c) the Main Street and Prudential Consideration, plus, if applicable and without duplication, the additional $500,000 cash payment required to be made under the Main Street and Prudential Agreement, plus the fees and expenses of legal counsel of Main Street and Prudential for which the Group Companies or Parent have a reimbursement obligation, through the Closing Date, pursuant to the Main Street and Prudential Agreement.

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“Confidentiality Agreement” has the meaning specified in Section 5.02.

“Confirmed Accredited Investor” means a Stockholder (a) that has duly completed and delivered to Parent an Accredited Investor Questionnaire confirming its status as an Accredited Investor and (b) as to which no information has come to the attention of Parent that would reasonably cause Parent to believe that such Stockholder is not an Accredited Investor immediately prior to the date of payment of the Per Common Share Closing Merger Consideration.

“Confirmed Sophisticated Investor” means a Stockholder for which Parent has received a duly completed Purchaser Representative Questionnaire and Investor’s Acknowledgement.

“Contemplated Acquisition” means an acquisition of a Person or such Person’s business or its assets by a Group Company, including by means of a purchase, merger or similar business combination.

“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than (a) any Company Employee Benefit Plan, or (b) any Real Property Lease.

“date hereof” has the meaning set forth in specified in the preamble.

“Davenport Subordinated Note” has the meaning specified in the definition of Indebtedness.

“Debt Financing” has the meaning specified in Section 4.09.

“Debt Financing Commitment” has the meaning specified in Section 4.09.

“Deferral Notice” has the meaning specified in Section 11.03(b).

“DGCL” has the meaning specified in Section 1.01(a).

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“Disclosure Schedules” has the meaning specified in Section 11.02.

“Dissenting Share” has the meaning specified in Section 1.06.

“Dissenting Stockholder” has the meaning specified in Section 1.06.

“Earnout Merger Consideration” means (as applicable) the 2017 Earnout Shares (if any), the 2018 Earnout Shares (if any) and the 2019 Earnout Shares (if any), each of which shall be calculated in accordance with Annex I hereto.

“Effective Time” has the meaning specified in Section 1.01(b).

“EGS” has the meaning specified in Section 13.23(b).

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.16(a).

“Equity Backstop Commitment Fee” has the meaning specified in Section 6.06.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Group Companies.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company or another paying agent reasonably acceptable to Parent and the Stockholder Representative.

“Exchange Agent Agreement” has the meaning specified in Section 1.08(a).

“Excluded Shares” has the meaning specified in Section 1.02(c).

“Fairness Opinion” has the meaning specified in Section 4.15.

“Federal Securities Laws” has the meaning specified in Section 7.01(c).

“Final Parent Trust Amount” means the amount of cash held by the Parent Trust upon conclusion of the Offer (including any amounts contributed to the Parent Trust in connection with the underwriters’ over-allotment option (as described in the Proxy Statement)), as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes and for working capital purposes in connection therewith.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Financing Commitment or other financings in connection with the transactions contemplated hereby (including any Substitute Financing), including the parties named in the definition of Debt Financing Commitment, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective former, current or future officers, directors, employees, agents, general or limited partners, managers, members, stockholders, controlling persons and representatives of each of the foregoing, and, in each case, their respective successors and assigns.

“Forward Merger Election” has the meaning specified in Section 1.10.

“Founder Common Stock” has the meaning specified in Section 7.07.

“Founder Letter Agreement” has the meaning specified in Section 7.07.

“Founder Voting Agreement” has the meaning specified in the recitals.

“Fully Diluted Shares” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (after giving effect to the conversion of the Preferred Stock to Common Stock in accordance with Section 8.01(f) and the purchase of shares of Common Stock pursuant to the Main Street and Prudential Agreement and including the Dissenting Shares but excluding the Excluded Shares).

“GAAP” means United States generally accepted accounting principles consistently applied and with respect to the computations pursuant to Section 1.05, as in effect as of the Reference Time.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries listed on Schedule 3.04.

“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“HSR Act” has the meaning specified in Section 3.12.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Group Companies, including liabilities of the Group Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, (c) any costs associated with termination of any of the Group Companies’ interest rate, hedge and currency swap arrangements and any other arrangement of the Group Companies designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Closing Date, (d) any obligation of the Group Companies to any Person (other than another Group Company) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien (other than a Permitted Lien), including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business (including (a) the $1,000,000 subordinated note Lone Star Transportation, LLC issued to the sellers of Davenport Transport & Rigging, LLC (the “Davenport Subordinated Note”), (b) the $2,000,000 subordinated note the Company issued to the sellers of Bulldog Hiway Express (the “Bulldog Subordinated Note”) and (c) $22,000,000 of subordinated notes Daseke Lone Star, Inc. issued to the sellers of Lone Star Transportation, LLC, TexR Equipment, LLC, TexR Assets, L.L.C., TexR Assets 2, L.L.C. and the assets of TexR Laredo Real Estate, LTD (the “LST Subordinated Notes” and collectively with the Davenport Subordinated Note and the Bulldog Subordinated Note, the “Seller Notes”)), (e) all payment obligations of the Group Companies created or arising under or related to any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all unfunded pension and other post-retirement benefit liabilities of the Group Companies, (g) all liabilities of the Group Companies for deferred compensation (including phantom equity arrangements), (h) all payment obligations of the Group Companies created or arising under or related to any stay bonuses, retention payments, sales bonuses, transaction bonuses, “success fees,” change-in-control payments, severance payments, incentive payments or similar payments to Persons arising from, triggered by or otherwise in connection with the Merger or the consummation of the other transactions contemplated by this Agreement (other than (1) any such agreement entered into at the written direction of Parent or any of its Affiliates after the date hereof, (2) any severance payable as a result of a termination that occurs following the Closing Date or (3) any severance payable as a result of a termination that occurs at the written direction of the Parent or any of its Affiliates), (i) any premiums, penalties, fees, expenses, reimbursement obligations or other payments required to be paid or offered by the Group Companies in respect of the foregoing, in each case, only to the extent unpaid, as a result of the consummation of the transactions contemplated by this Agreement, including any reimbursement obligations for lender attorney fees and expenses (only to the extent not already included as a Company Transaction Expense, and (j) all guarantees and similar obligations related to the foregoing provided by any Group Company in respect of a Person that is not a Group Company. Notwithstanding the foregoing, “Indebtedness” will not include (A) any letters of credit to the extent not drawn upon, (B) any bank guarantees to the extent a claim has not been made thereon, (C) non-cancellable purchase commitments, (D) surety bonds and performance bonds, (E) any intercompany indebtedness between or among the Group Companies, (F) third-party bona fide trade payables in the Ordinary Course of Business, or (G) any deferred Tax assets.

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“Intellectual Property” means all of the following owned or used by any Group Company: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software, (e) computer software and documentation thereof, (f) inventions (whether patentable or unpatentable and whether or not reduced to practice) and (g) Trade Secrets, including know-how and proprietary technology.

“Integrated Mergers” has the meaning specified in the recitals.

“Intended Tax Treatment” means the qualification of the Merger or, if applicable, the Integrated Mergers as a tax-free reorganization in accordance with Section 368(a)(1)(A) and Section 368 of the Code, with the effect that, for U.S. federal income tax purposes, the Stockholders who receive Parent Common Stock at Closing or as Earnout Merger Consideration will not recognize gain or loss except with respect to the portion of any Parent Common Stock received as Earnout Merger Consideration that is treated as imputed interest.

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“Investor Agreements” has the meaning specified in the recitals.

“IPO” has the meaning specified in Section 7.08.

“Knowledge of the Company” means the actual knowledge of Don R. Daseke, Angie J. Moss and R. Scott Wheeler.

“Latest Balance Sheet” has the meaning specified in Section 3.05(a)(i).

“Latest Balance Sheet Date” has the meaning specified in Section 3.05(a)(i).

“Latest Statement of Operations” has the meaning specified in Section 3.05(a)(i).

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Leased Real Property” has the meaning specified in Section 3.07(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or any Group Company and the operations thereof.

“Letter of Transmittal” has the meaning specified in Section 1.08(b).

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges or Encumbrances.

“LLC Sub” has the meaning specified in the recitals.

“LLC Sub Merger” has the meaning specified in Section 1.10.

“LLC Sub Merger Agreement” has the meaning specified in Section 1.10.

“Lock-Up Agreement” has the meaning specified in Section 8.01(n).

“Losses” means, collectively, any loss, liability, damages, cost, Tax or expense (including reasonable legal fees and expenses); provided that Losses will not include any exemplary, consequential or punitive damages; provided, however, that nothing in the foregoing proviso will prevent a Party from recovering any exemplary, consequential or punitive damages incurred by such Party in connection with a third-party claim.

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“LST Subordinated Notes” has the meaning specified in the definition of Indebtedness.

“Main Street” means Main Street Capital II, LP, Main Street Mezzanine Fund, LP and Main Street Capital Corporation.

“Main Street and Prudential Agreement” means the agreement the Company and Parent entered into with Main Street and Prudential, dated as of December 22, 2016, regarding the conditional waiver of their respective put rights on their shares of Common Stock and related matters in exchange for the Main Street and Prudential Consideration.

“Main Street and Prudential Consideration” means the aggregate cash consideration and the cash value of the Parent Common Stock consideration (having a deemed value of $10.00 per share of Parent Common Stock issued thereunder), if any, in each case payable to Main Street and Prudential pursuant to the Main Street and Prudential Agreement.

“Main Street and Prudential Side Letter” means that certain Side Letter to the Stockholders Agreement, dated as of October 2, 2014, by and among the Company, TWG, Main Street and Prudential.

“Management Incentive Plan” has the meaning specified in Section 7.01(c).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case in the United States or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iv) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent) or compliance with the terms of, or taking any action permitted by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Group Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or Contracts; (viii) the failure of any Group Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world provided, however, that with respect to each of clauses (i) through (iv), (vi), (vii), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

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“Material Contract” has the meaning specified in Section 3.09(a).

“Material Customer” has the meaning specified in Section 3.19.

“Material Permits” has the meaning specified in Section 3.15(b).

“Material Supplier” has the meaning specified in Section 3.19.

“Merger” has the meaning specified in Section 1.01(a).

“Merger Sub” has the meaning specified in the preamble.

“Merger Sub’s Knowledge” or any similar phrase with respect to Merger Sub, means the actual knowledge of Daniel Hennessy, Kevin Charlton and Nicholas Petruska.

“Monthly Financial Statements” has the meaning specified in Section 5.11.

“Nasdaq” means The NASDAQ Capital Market.

“Offer” has the meaning specified in the recitals.

“Offer Documents” has the meaning specified in Section 7.01(c).

“Offering Shares” has the meaning specified in Section 7.01(a).

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“Open Source Software” means any software in source code, object code, software library or executable form that contains or is distributed as “free software” or “open source software” or is otherwise distributed under similar distribution models that (a) require licensing or distribution of the source code of the software to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing such software or (c) require the licensing of such software to any other Person for the purpose of making derivative works. Open Source Software includes software that is licensed under any version of the GNU Affero General Public License, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License and the Common Public License.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means the bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.

“Outside Date” has the meaning specified in Section 10.01(e).

“Owned Real Property” has the meaning specified in Section 3.07(a).

“Parent” has the meaning specified in the preamble.

“Parent Acquisition Transaction” has the meaning specified in Section 7.09.

“Parent Board” means the board of directors of Parent.

“Parent Certifications” has the meaning specified in Section 4.06(g).

“Parent Common Stock” means shares of common stock of Parent, par value $0.0001 per share.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 4.01, 4.02 and 4.08.

“Parent Governing Documents” has the meaning specified in Section 7.01(a).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Parent or the Merger Sub to consummate the transactions contemplated hereby.

“Parent Parties” has the meaning specified in Section 13.04.

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“Parent Preferred Subscription Agreement” has the meaning specified in the recitals.

“Parent Representation Letter” has the meaning specified in Section 6.08.

“Parent SEC Reports” has the meaning specified in Section 4.06(a).

“Parent Securityholder” means the holder of Parent Common Stock or any other security (including any convertible security, such as warrants) issued by Parent.

“Parent Stock Consideration” means the Closing Parent Stock Consideration and the Earnout Merger Consideration (if any).

“Parent Stockholder Approval” means the requisite affirmative vote of the stockholders of Parent, in each case obtained in accordance with the Parent Governing Documents, the DGCL, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, to (a) approve and adopt this Agreement, the Second Amended and Restated Certificate of Incorporation and the Management Incentive Plan, (b) elect, and designate the classes of, the members of the Parent Board, and (c) obtain any and all other approvals necessary to effect the consummation of the Merger, including with respect to the issuance of the Parent Stock Consideration.

“Parent Subject Balance Sheet” has the meaning specified in Section 4.06(c).

“Parent Transaction Expense” means any fee, expense or cost which Parent is obligated to pay in connection with the consummation of the Merger, this Agreement, the other Transaction Documents, the Debt Financing Commitment and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees. For the sake of clarity, neither any Equity Backstop Commitment Fee nor the Main Street and Prudential Consideration is a Parent Transaction Expense.

“Parent Trust” means that certain trust account of Parent with Continental Stock Transfer & Trust Company, acting as trustee, established under the Parent Trust Agreement.

“Parent Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 22, 2015, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Trust Amount” has the meaning specified in Section 4.07.

“Parent’s Knowledge” or any similar phrase with respect to Parent, means the actual knowledge of Daniel Hennessy, Kevin Charlton and Nicholas Petruska.

“Parent’s Representatives” has the meaning specified in Section 5.02.

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“Participating Common Stockholder” means a Common Stockholder who within ten (10) days following receipt of Parent’s request therefor, (a) provides to Parent a duly executed written undertaking substantially in the form of Exhibit K, acknowledging and agreeing to the terms and conditions of Section 11.03, and agreeing to be bound by such terms and conditions applicable to Participating Common Stockholders and that such terms and conditions inure to the benefit of Parent and its successors and permitted assigns as if such Common Stockholder were an original party to this Agreement for purposes of Section 11.03 hereof, and (b) furnishes in writing to Parent such information contemplated by Section 11.03(d)(i) and such other information and materials as may be reasonably requested by Parent in order to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of the Registration Statement or any post-effective amendment thereto.

“Party” or “Parties” has the meaning specified in the preamble.

“Payoff Amount” has the meaning specified in Section 5.05.

“Payoff Letter” has the meaning specified in Section 5.05.

“Per Common Share Closing Merger Consideration” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the sum of the Closing Parent Stock Consideration by (b) the Fully Diluted Shares.

“Per Common Share Earnout Merger Consideration” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Earnout Merger Consideration by (b) the Fully Diluted Shares.

“Permit” has the meaning specified in Section 3.15(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property or the Owned Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property or the Owned Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which it is used as of the date hereof in connection with the Group Companies’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property or the Owned Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness; and (l) rights of lessors or landlords to the Leased Real Property.

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“Permitted Releases” has the meaning specified in Section 4.07.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personnel” has the meaning specified in Section 3.10(e).

“Pre-Closing Tax Period” means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or prior to the Closing Date.

“Preferred Stock” has the meaning specified in Section 3.04(a).

“Preferred Stockholder” means a record holder of Preferred Stock that is outstanding immediately prior to the Effective Time.

“Preliminary Proxy Statement” means the preliminary proxy statement of Parent initially filed with the SEC in connection with the Merger.

“Pro Rata Share” means, with respect to any Common Stockholder, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time by (b) the Fully Diluted Shares.

“Prospectus” means that certain final prospectus, dated as of July 22, 2015, of the Parent, as filed with the SEC on July 23, 2015.

“Proxy Statement” has the meaning specified in Section 7.01(a).

“Prudential” means Prudential Capital Partners IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P. and Prudential Capital Partners Management Fund IV, L.P.

“Public Stockholders” has the meaning specified in Section 7.08.

“Purchaser Representative Questionnaire and Investor’s Acknowledgement” means (a) a questionnaire, in the form previously provided to Parent, with respect to whether a Person is qualified to act as a “purchaser representative” (as defined in Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act) for the Stockholder listed thereon in connection with such Stockholder’s possible investment in Parent Common Stock as a result of the transactions contemplated herein, and (b) an acknowledgement from such Stockholder, in the form previously provided to Parent, that such Person is such Stockholder’s purchaser representative in connection with evaluating the merits and risks of the investment in Parent Common Stock.

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“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Reference Time” means 11:59 p.m. local time on the day immediately preceding the day the Effective Time occurs.

“Registrable Stock” has the meaning specified in Section 11.03(a).

“Registration Statement” has the meaning specified in Section 11.03(a).

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.

“Released Party” has the meaning specified in Section 13.24.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” means (a) the Company Financial Statements, (b) such information about the Group Companies as is reasonably necessary to conduct customary lien searches, (c) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Company for (i) each subsequent calendar quarter ended 45 days prior to the Closing Date and (ii) each calendar month after the most recent calendar quarter for which financial statements were delivered and ended at least 35 days prior to the Closing Date, (d) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Company for the fiscal year ending December 31, 2016 by April 7, 2017, (e) audited and unaudited financial statements and other financial information of businesses acquired or to be acquired by the Group Companies to the extent required to be included in the Proxy Statement under Regulation S-X of the SEC, and (f) such other information that is reasonably requested by Parent and the Merger Sub and is customarily delivered by a borrower in the preparation of a customary confidential information memorandum for syndicated senior secured credit facilities.

“Restricted Stockholders” means Stockholders that, pursuant to the Stockholders Agreement or the Main Street and Prudential Side Letter, have rights of first refusal with respect to any offer to purchase shares of the Company Stock held by any of the other Investors (as defined in the Stockholders Agreement).

“ROFR Waiver” has the meaning specified in Section 8.01(m)(v).

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“Schedule” has the meaning specified in Section 11.02.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Parent, in the form attached as an exhibit to the Preliminary Proxy Statement, as the same may be modified with the prior written consent of the Company and in accordance with the further terms hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Notes” has the meaning specified in the definition of Indebtedness.

“Series B Certificate of Designation” mean the Company’s Certificate of Designation of Series B Convertible Preferred Stock, which was executed October 2, 2014 and filed with the Secretary of State of the State of Delaware on October 2, 2014.

“Series B Preferred Stock” has the meaning specified in Section 3.04(a).

“Shelf Prospectus” has the meaning specified in 11.03(a).

“Sidley” has the meaning specified in Section 13.23(b).

“Sponsor” has the meaning specified in the recitals.

“Sponsor Forfeited Shares” means that number of shares of Founder Common Stock equal to (a) 2,274,988, less (b) fifty percent (50.0%) of the “Utilization Fee Shares” (as defined in the Backstop Agreement).

“Stockholder” means a Preferred Stockholder and a Common Stockholder.

“Stockholder Representative” has the meaning specified in the preamble.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of October 2, 2014, by and among the Company, TWG, Main Street, Prudential and other investor parties thereto, as supplemented from time to time.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Loan Agreements” means (a) that certain Amended and Restated Loan Agreement, dated November 12, 2013, by and among the Company, certain of the Company’s Subsidiaries and Main Street Capital Corporation, as agent, and the lenders party thereto (as may be amended from time to time), (b) that certain Securities Purchase Agreement, dated November 12, 2013, by and among the Company, certain of the Company’s Subsidiaries and Prudential (as may be amended from time to time), (c) that certain Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated August 9, 2016, between the Company, certain of the Company’s Subsidiaries, PNC Bank, National Association and the other lenders party thereto (as may be amended from time to time), (d) the Seller Notes and (e) any other Indebtedness to be repaid at the Closing.

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“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Substitute Financing” has the meaning specified in Section 6.05.

“Surviving Company” has the meaning specified in Section 1.01(a).

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, escheat, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Tex Side Letter” means that certain Side Letter, dated as of October 2, 2014, by and among the Company, TWG, Tex Robbins Transportation, LLC, Joseph Kevin Jordan as Trustee of The Joy and Kevin Jordan Revocable Trust and Joseph Kevin Jordan as Trustee of The Jordan Family Irrevocable Trust.

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“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments, agreements and other documents required to be delivered by any of the Parties at the Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

“TWG” means The Walden Group, Inc., a Delaware corporation.

“V&E” has the meaning specified in Section 13.23(a).

“Waived 280G Benefits” has the meaning specified in Section 5.09.

“Waivers of Parachute Payments” has the meaning specified in Section 5.09.

“Written Stockholder Consent” has the meaning specified in Section 5.06.

12.02.    Other Definitional Provisions.

(a)  Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)  Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Article XIII.

MISCELLANEOUS

13.01.    Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

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13.02.  Expenses. At the Closing, (a) the Company shall pay, or cause to be paid, the Closing Company Transaction Expenses and (b) Parent shall pay, or cause to be paid, the Parent Transaction Expenses. If this Agreement is terminated in accordance with Article X hereof, then the Company shall pay the Company Transaction Expenses and Parent shall pay the Parent Transaction Expenses.

13.03.  Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid 50% by Parent as a Parent Transaction Expense and 50% by the Company as a Company Transaction Expense.

13.04.  Consequences of Breach. Except in the case of fraud, there shall be no remedy available to Parent or the Group Companies and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Parent Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Parent Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of Parent to consummate the transactions contemplated by this Agreement in accordance with Section 8.01(a), the representations and warranties provided by the Company in this Agreement (including Article III) are provided for informational purposes only and (b) the Company shall have no liability to any Parent Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Company contained in this Agreement. Except in the case of fraud, there shall be no remedy available to the Company and its respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Company Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Parent’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Company to consummate the transactions contemplated by this Agreement in accordance with Section 8.02(a), (a) the representations and warranties provided by Parent in this Agreement (including Article IV) are provided for informational purposes only and (b) Parent shall have no liability to any Company Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of Parent contained in this Agreement.]

13.05.  Survival. The agreements and obligations of the Parties under Section 7.08, Section 10.02 Section 11.01 and this Article XIII (other than the provisions of Section 13.22, which will terminate) and Article XII (solely as it defines terms used in the foregoing Sections) shall survive, as the case may be, (a) the termination of this Agreement in accordance with Article X hereof or (b) the Closing. The agreements and obligations of the Parties under Article IX hereof shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and or the termination of this Agreement.

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13.06.  Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Parent, Surviving Company and/or the Merger Sub:

Hennessy Capital Acquisition Corp. II

700 Louisiana Street, Suite 900

Houston, Texas 77002

Attention:   Daniel J. Hennessy, Kevin Charlton and Nicholas Petruska

Email:        dhennessy@hennessycapllc.com, kcharlton@hennessycapllc.com and npetruska@hennessycapllc.com with a copy to (which will not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:    Jeffrey N. Smith and Dirk W. Andringa

Facsimile:   (312) 853-7036

Email:         jnsmith@sidley.com and dandringa@sidley.com

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention:    Stuart Neuhauser

Facsimile:   (212) 370-7889

Email:         sneuhauser@egsllp.com

Notices to the Stockholder Representative:

Mr. Don R. Daseke

15455 Dallas Parkway, Suite 440

Addison, TX 75001

Facsimile:   (972) 248-0942

Email:         don@daseke.com

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Notices to the Company:

Daseke, Inc.

15455 Dallas Parkway, Suite 440

Addison, TX 75001

Attention:   Don R. Daseke and Scott Wheeler

Facsimile:  (972) 248-0942

Email:        don@daseke.com and scott@daseke.com

with a copy to (prior to the Closing) (which will not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, TX 72501

Attention:    Christopher G. Schmitt and Alan J. Bogdanow

Facsimile:   (214) 999-7712

Email:         cschmitt@velaw.com and abogdanow@velaw.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.07.  Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Parent, the Merger Sub, the Company or the Stockholder Representative; provided, however, that Parent may (a) assign its rights under this Agreement to any Affiliate of Parent or to any future purchaser of Parent or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Parent or the Surviving Company.

13.08.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties expressly agree that the duration, geographic area, and scope of the restrictive covenants set forth in Article V, Article VI and Article XI are no greater than are reasonable and necessary to protect the legitimate business interests of Parent. Nevertheless, in the event a court of competent jurisdiction finds that any of the restrictive covenants set forth in Article V, Article VI and Article XI is unenforceable, it is the intent of the Parties that the restrictive covenants be modified to be of the maximum duration, geographic area, and scope that is deemed to be enforceable by the court, and the Parties will inform any such court of such intent.

13.09.  References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a Section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

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13.10.  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.11.  Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Parent, the Company (or the Surviving Company following the Closing) and the Stockholder Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that Section 10.02, Section 13.07, Section 13.13, Section 13.14, Section 13.18, Section 13.19(b) and this Section 13.11 may not be amended or, with respect to any rights of any Financing Source or lender party to the Debt Financing Commitment, waived, without the prior written consent of the Financing Sources and lenders party to the Debt Financing Commitment; provided, further, that after the receipt of the Written Stockholder Consent, no amendment to this Agreement will be made that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

13.12.  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

13.13.  Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Stockholders and will be enforceable by the Stockholder Representative on behalf of the Stockholders; provided that, except as set forth below, no Stockholder will have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions will be taken solely by the Stockholder Representative on behalf of the Stockholders as provided in Section 11.01 hereof. In addition, (a) the Stockholder Representative will have the right, but not the obligation, to enforce any rights of the Company or the Stockholders under this Agreement, (b) the Stockholders will have the right to enforce their rights under Section 11.03 and Section 13.23, (c) each Company Indemnitee will have the right to enforce their respective rights under Section 9.01, (d) the Financing Sources and lenders party to the Debt Financing Commitment will have right to enforce their rights under Section 10.02, Section 13.07, Section 13.11, Section 13.14, Section 13.18, Section 13.19(b) and this Section 13.13, (e) V&E will have the right to enforce its rights under Section 13.23(a) and (e) each of Sidley and EGS will have the right to enforce its rights under Section 13.23(b). Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

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13.14.  WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, THE DEBT FINANCING COMMITMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.15.  Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or made available to Parent’s Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

13.16.  Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract will raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, Parent, the Merger Sub and the Stockholder Representative.

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13.17.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

13.18.  Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and Schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.19.  Jurisdiction.

(a)  Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.06 will be deemed effective service of process on such Party.

(b)  Notwithstanding the foregoing and without limiting Section 13.19(a), each of the Parties hereto agrees that it will not bring or support any Legal Proceeding, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the financing sources under the Debt Financing Commitment or in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the debt commitment letters or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York, and any appellate court thereof and each Party hereto (v) submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (w) acknowledges and irrevocably agrees that service of process, summons, notice or document by registered mail addressed to them at their respective address provided in Section 13.06 shall be effective service of process against them for any such Legal Proceeding brought in any such court; (x) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (y) acknowledges and irrevocably agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; and (z) acknowledges and irrevocably agrees that any such Legal Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state.

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13.20.  Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.21.  No Vicarious Liability. Notwithstanding anything in this Agreement to the contrary, all liabilities and obligations arising out of this Agreement and the transactions contemplated hereby will be limited to the parties to this Agreement, and a Person that is not a party to this Agreement will not have any liability or obligation hereunder or with respect to the transactions contemplated hereby.

13.22.  Specific Performance.

(a)  Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Parent’s or the Company’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)  In no event will the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 13.22 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Sections 10.01 and 10.02.

(c)  To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

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13.23.  Waiver of Conflicts.

(a)  Recognizing that Vinson & Elkins LLP (“V&E”) has acted as legal counsel to the Group Companies prior to the Closing, and that V&E may act as legal counsel to Parent, the Surviving Company and one or more of its Subsidiaries after the Closing, each of Parent and the Surviving Company (including on behalf of the Surviving Company’s Subsidiaries) hereby waives, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with V&E’s representing Parent, the Surviving Company or any of its Subsidiaries after the Closing. In addition, all communications involving attorney-client confidences by or among the Group Companies and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to the Company. Accordingly, Parent and the Surviving Company, as the case may be, will not have access to any such communications, or to the files of V&E relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Company will be the sole holder of the attorney-client privilege with respect to such engagement, and none of Parent, the Surviving Company and its Subsidiaries will be a holder thereof, (b) to the extent that files of V&E in respect of such engagement constitute property of the client, only the Company and its Affiliates (and not Parent, the Surviving Company or any of its Subsidiaries) will hold such property rights, and (c) V&E will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, the Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between V&E and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of its Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, Parent and the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by V&E to such third party; provided, however, that neither Parent, the Surviving Company nor any of its Subsidiaries may waive such privilege without the prior written consent of the Company.

(b)  Recognizing that Sidley Austin LLP (“Sidley”) and Ellenoff Grossman & Schole LLP (“EGS”) has each acted as legal counsel to Parent, Merger Sub, Sponsor, certain Parent Securityholders and certain of their respective Affiliates prior to the Closing, and that Sidley and EGS may act as legal counsel to Parent, the Surviving Company and one or more of its Subsidiaries, Sponsor, certain Parent Securityholders and certain of their respective Affiliates after the Closing, each of Parent and the Surviving Company (including on behalf of the Surviving Company’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with each of Sidley’s and EGS’ representing Parent, Merger Sub, the Surviving Company or any of its Subsidiaries, Sponsor, any Parent Securityholder and any of their respective Affiliates after to the Closing. In addition, all communications involving attorney-client confidences by or among Parent, Merger Sub, Sponsor, Parent Securityholders or their respective Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to Sponsor, such Securityholder or such Affiliate (and not to Parent, the Surviving Company or any of its Subsidiaries). Accordingly, Parent and the Surviving Company, as the case may be, will not have access to any such communications, or to the files of Sidley or EGS relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Sponsor or the applicable Parent Securityholder and its Affiliates (and not Parent, the Surviving Company or any of its Subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent, the Surviving Company and its Subsidiaries will be a holder thereof, (b) to the extent that files of each of Sidley and EGS in respect of such engagement constitute property of the client, only Sponsor, the applicable Parent Securityholder or their respective Affiliates (and not Parent, the Surviving Company or any of its Subsidiaries) will hold such property rights and (c) each of Sidley and EGS will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent after the Closing and before or after the Closing, the Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between Sidley and EGS (as applicable) and Parent and Merger Sub before the Closing and after the Closing, the Surviving Company and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of its Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, Parent and the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley and EGS to such third party; provided, however, that neither Parent, the Surviving Company nor any of its Subsidiaries may waive such privilege without the prior written consent of Sponsor.

91

13.24.  No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 13.13), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

*       *       *       *      *

92

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	DASEKE, INC.

	By:	/s/ R. Scott Wheeler
	Its:	Executive Vice President and CFO

Parent:	HENNESSY CAPITAL ACQUISITION CORP. II

	By:	/s/ Daniel J. Hennessy
	Its:	Chief Executive Officer

Merger Sub:	HCAC MERGER SUB, INC.

	By:	/s/ Daniel J. Hennessy
	Its:	President

Stockholder Representative:	DON R. DASEKE,
solely in his capacity as the Stockholder Representative

/s/ Don R. Daseke

[Agreement and Plan of Merger]

Annex I

Earnout Merger Consideration

2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares

This Annex I sets forth the terms for the calculation of the number (if any) of 2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares, as applicable. Terms used but not defined in this Annex I have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

1. If both (a) 2017 Pro Forma Adjusted EBITDA is more than 90% of 2017 Target Pro Forma Adjusted EBITDA (such 90% baseline being referred to as the “2017 Baseline Pro Forma Adjusted EBITDA”) and (b) the closing share price of Parent Common Stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to December 31, 2017 (such minimum share price threshold for such time period being referred to as the “2017 Threshold Share Price”), Parent shall issue up to five (5) million shares of Parent Common Stock to the Common Stockholders as Earnout Merger Consideration. In such event, the number of shares of Parent Common Stock that will be issued to the Common Stockholders pursuant to this paragraph 1 of this Annex I as Earnout Merger Consideration (such number of shares being referred to as the “2017 Earnout Shares”) shall be calculated as follows: (i) five (5) million shares if 2017 Pro Forma Adjusted EBITDA is 100% or more of the 2017 Target Pro Forma Adjusted EBITDA or (ii) if 2017 Pro Forma Adjusted EBITDA is between 90% and 100% of 2017 Target Pro Forma Adjusted EBITDA, the number of shares of Parent Common Stock equal (rounded to the nearest whole share of Parent Common Stock) to (A) 5,000,000, multiplied by (B) (x) (i)  the 2017 Pro Forma Adjusted EBITDA minus (ii) $126,000,000 (such dollar amount being equal to the 2017 Baseline Pro Forma Adjusted EBITDA), divided by (y) $14,000,000 (being the 2017 Target Pro Forma Adjusted EBITDA less the 2017 Baseline Pro Forma Adjusted EBITDA). For the sake of clarity, (a) in no event shall the number of 2017 Earnout Shares exceed 5,000,000 in the aggregate, (b) in no event shall any 2017 Earnout Shares be issued if either the 2017 Baseline Pro Forma Adjusted EBITDA or the 2017 Threshold Share Price is not achieved, (c) the number of 2017 Earnout Shares to be issued (rounded to the nearest whole share) is determined by straight line interpolation in the event the 2017 Pro Forma Adjusted EBITDA is greater than the 2017 Baseline Pro Forma Adjusted EBITDA and less than 2017 Target Pro Forma Adjusted EBITDA and (d) by way of example, if the 2017 Threshold Share Price is achieved and the Company achieves $133,000,000 in 2017 Pro Forma Adjusted EBITDA, the number of 2017 Earnout Shares will be 2,500,000. “2017 Target Pro Forma Adjusted EBITDA” means $140,000,000.

2. If both (a) 2018 Pro Forma Adjusted EBITDA is more than 90% of 2018 Target Pro Forma Adjusted EBITDA (such 90% baseline being referred to as the “2018 Baseline Pro Forma Adjusted EBITDA”) and (b) the closing share price of Parent Common Stock equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs during the 2018 calendar year (such minimum share price threshold for such time period being referred to as the “2018 Threshold Share Price”), Parent shall issue up to five (5) million shares of Parent Common Stock to the Common Stockholders as Earnout Merger Consideration. In such event, the number of shares of Parent Common Stock that will be issued to the Common Stockholders pursuant to this paragraph 2 of this Annex I as Earnout Merger Consideration (such number of shares being referred to as the “2018 Earnout Shares”) shall be calculated as follows: (i) five (5) million shares if 2018 Pro Forma Adjusted EBITDA is 100% or more of the 2018 Target Pro Forma Adjusted EBITDA or (ii) if 2018 Pro Forma Adjusted EBITDA is between 90% and 100% of 2018 Target Pro Forma Adjusted EBITDA, the number of shares of Parent Common Stock equal (rounded to the nearest whole share of Parent Common Stock) to (A) 5,000,000, multiplied by (B) (x) (i) the 2018 Pro Forma Adjusted EBITDA minus (ii) $153,000,000 (such dollar amount being equal to the 2018 Baseline Pro Forma Adjusted EBITDA), divided by (y) $17,000,000 (being the 2018 Target Pro Forma Adjusted EBITDA less the 2018 Baseline Pro Forma Adjusted EBITDA). For the sake of clarity, (a) in no event shall the number of 2018 Earnout Shares exceed 5,000,000 in the aggregate, (b) in no event shall any 2018 Earnout Shares be issued if either the 2018 Baseline Pro Forma Adjusted EBITDA or the 2018 Threshold Share Price is not achieved, (c) the number of 2018 Earnout Shares to be issued (rounded to the nearest whole share) is determined by straight line interpolation in the event the 2018 Pro Forma Adjusted EBITDA is greater than the 2018 Baseline Pro Forma Adjusted EBITDA and less than 2018 Target Pro Forma Adjusted EBITDA and (d) by way of example, if the 2018 Threshold Share Price is achieved and the Company achieves $161,500,000 in 2018 Pro Forma Adjusted EBITDA, the number of 2018 Earnout Shares will be 2,500,000. “2018 Target Pro Forma Adjusted EBITDA” means $170,000,000.

Annex I-1

3. If both (a) 2019 Pro Forma Adjusted EBITDA is more than 90% of 2019 Target Pro Forma Adjusted EBITDA (such 90% baseline being referred to as the “2019 Baseline Pro Forma Adjusted EBITDA”) and (b) the closing share price of Parent Common Stock equals or exceeds $16.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs during the 2019 calendar year (such minimum share price threshold for such time period being referred to as the “2019 Threshold Share Price”), Parent shall issue up to five (5) million shares of Parent Common Stock to the Common Stockholders as Earnout Merger Consideration. In such event, the number of shares of Parent Common Stock that will be issued to the Common Stockholders pursuant to this paragraph 3 of this Annex I as Earnout Merger Consideration (such number of shares being referred to as the “2019 Earnout Shares”) shall be calculated as follows: (i) five (5) million shares if 2019 Pro Forma Adjusted EBITDA is 100% or more of the 2019 Target Pro Forma Adjusted EBITDA or (ii) if 2019 Pro Forma Adjusted EBITDA is between 90% and 100% of 2019 Target Pro Forma Adjusted EBITDA, the number of shares of Parent Common Stock equal (rounded to the nearest whole share of Parent Common Stock) to (A) 5,000,000, multiplied by (B) (x) (i) the 2019 Pro Forma Adjusted EBITDA minus (ii) $180,000,000 (such dollar amount being equal to the 2019 Baseline Pro Forma Adjusted EBITDA), divided by (y) $20,000,000 (being the 2019 Target Pro Forma Adjusted EBITDA less the 2019 Baseline Pro Forma Adjusted EBITDA). For the sake of clarity, (a) in no event shall the number of 2019 Earnout Shares exceed 5,000,000 in the aggregate, (b) in no event shall any 2019 Earnout Shares be issued if either the 2019 Baseline Pro Forma Adjusted EBITDA or the 2019 Threshold Share Price is not achieved, (c) the number of 2019 Earnout Shares to be issued (rounded to the nearest whole share) is determined by straight line interpolation in the event the 2019 Pro Forma Adjusted EBITDA is greater than the 2019 Baseline Pro Forma Adjusted EBITDA and less than 2019 Target Pro Forma Adjusted EBITDA and (d) by way of example, if the 2019 Threshold Share Price is achieved and the Company achieves $190,000,000 in 2019 Pro Forma Adjusted EBITDA, the number of 2019 Earnout Shares will be 2,500,000. “2019 Target Pro Forma Adjusted EBITDA” means $200,000,000.

Annex I-2

4. On or prior to January 10, 2018, Parent shall deliver to the Stockholder Representative a statement indicating whether the 2017 Threshold Share Price was achieved. If the 2017 Threshold Share Price was achieved, then upon availability of (a) the audited financial statements of Parent and its Subsidiaries for the 2017 calendar year and (b) the financial statements of any business acquired by any of the Group Companies in 2017, which financial statements shall be reviewed by Parent’s independent public accountant for the period beginning on January 1, 2017 and ending on the effective date such business was so acquired, Parent and the Stockholder Representative shall as promptly as practicable submit such financial statements to such accounting firm as Parent and the Stockholder Representative mutually agree (the “Accounting Firm”) and instruct the Accounting Firm to, within 60 days of being engaged or as soon as practicable thereafter, calculate the 2017 Pro Forma Adjusted EBITDA and the number of 2017 Earnout Shares to be issued to the Common Stockholders pursuant to paragraph 1 of this Annex I, if any. Within five (5) days of the Accounting Firm’s request, both Parent and the Stockholder Representative will enter into the Accounting Firm’s standard engagement letter, subject to reasonable modifications. The fees and expenses of the Accounting Firm in performing its obligations pursuant to this paragraph 4 of Annex I will be paid by Parent. Parent and its Subsidiaries agree to provide the Accounting Firm with reasonable access to their relevant books, records and finance employees. The Accounting Firm will notify Parent and the Stockholder Representative in writing of its calculation of the 2017 Pro Forma Adjusted EBITDA, together with a reasonably detailed explanation of such calculation, and the number of 2017 Earnout Shares (if any) to be issued to Common Stockholders pursuant to paragraph 1 of this Annex I, which determination will be final and binding on the Parties, will be non-appealable and may be enforced by a court of competent jurisdiction.

5. On or prior to January 10, 2019, Parent shall deliver to the Stockholder Representative a statement indicating whether the 2018 Threshold Share Price was achieved. If the 2018 Threshold Share Price was achieved, then upon availability of (a) the audited financial statements of Parent and its Subsidiaries for the 2018 calendar year and (b) the financial statements of any business acquired by any of the Group Companies in 2018, which financial statements shall be reviewed by Parent’s independent public accountant for the period beginning on January 1, 2018 and ending on the effective date such business was so acquired, Parent and the Stockholder Representative shall as promptly as practicable submit such financial statements to the Accounting Firm (which for the sake of clarity, may be a different mutually agreed upon Accounting Firm than the Accounting Firm engaged pursuant to paragraph 4 of this Annex I) and instruct the Accounting Firm to, within 60 days of being engaged or as soon as practicable thereafter, calculate the 2018 Pro Forma Adjusted EBITDA and the number of 2018 Earnout Shares to be issued to the Common Stockholders pursuant to paragraph 2 of this Annex I, if any. Within five days of the Accounting Firm’s request, both Parent and the Stockholder Representative will enter into the Accounting Firm’s standard engagement letter, subject to reasonable modifications. The fees and expenses of the Accounting Firm in performing its obligations pursuant to this paragraph 5 of Annex I will be paid by Parent. Parent and its Subsidiaries agree to provide the Accounting Firm with reasonable access to their relevant books, records and finance employees. The Accounting Firm will notify Parent and the Stockholder Representative in writing of its calculation of the 2018 Pro Forma Adjusted EBITDA, together with a reasonably detailed explanation of such calculation, and the number of 2018 Earnout Shares (if any) to be issued to Common Stockholders pursuant to paragraph 2 of this Annex I, which determination will be final and binding on the Parties, will be non-appealable and may be enforced by a court of competent jurisdiction.

Annex I-3

6. On or prior to January 10, 2020, Parent shall deliver to the Stockholder Representative a statement indicating whether the 2019 Threshold Share Price was achieved. If the 2019 Threshold Share Price was achieved, then upon availability of (a) the audited financial statements of Parent and its Subsidiaries for the 2019 calendar year and (b) the financial statements of any business acquired by any of the Group Companies in 2019, which financial statements shall be reviewed by Parent’s independent public accountant for the period beginning on January 1, 2019 and ending on the effective date such business was so acquired, Parent and the Stockholder Representative shall as promptly as practicable submit such financial statements to the Accounting Firm (which for the sake of clarity, may be a different mutually agreed upon Accounting Firm than the Accounting Firm engaged pursuant to paragraph 4 or 5 of this Annex I) and instruct the Accounting Firm to, within 60 days of being engaged or as soon as practicable thereafter, calculate the 2019 Pro Forma Adjusted EBITDA and the number of 2019 Earnout Shares to be issued to the Common Stockholders pursuant to paragraph 3 of this Annex I, if any. Within five days of the Accounting Firm’s request, both Parent and the Stockholder Representative will enter into the Accounting Firm’s standard engagement letter, subject to reasonable modification. The fees and expenses of the Accounting Firm in performing its obligations pursuant to this paragraph 6 of Annex I will be paid by Parent. Parent and its Subsidiaries agree to provide the Accounting Firm with reasonable access to their relevant books, records and finance employees. The Accounting Firm will notify Parent and the Stockholder Representative in writing of its calculation of the 2019 Pro Forma Adjusted EBITDA, together with a reasonably detailed explanation of such calculation, and the number of 2019 Earnout Shares (if any) to be issued to Common Stockholders pursuant to paragraph 3 of this Annex I, which determination will be final and binding on the Parties, will be non-appealable and may be enforced by a court of competent jurisdiction.

7. The determination of whether each of the 2017 Threshold Share Price, the 2018 Threshold Share Price and the 2019 Threshold Share Price has been achieved shall be made after the negating of the effect of any illegal stock manipulation (if any) to the extent then known by the Parent Board at the time of such determination.

8. The right to receive the Per Common Share Earnout Merger Consideration pursuant to Section 1.02(b) of the Agreement shall not be assignable or transferable by any Common Stockholder, except, in the case of a Common Stockholder who is an individual, to such Common Stockholder’s immediate family members, for estate planning purposes, or upon his or her death, pursuant to his or her will, trust or similar instrument or pursuant to the laws of descent and distribution; provided, in each case, that Parent is provided with written notice prior to any such assignment or transfer. Any assignment or transfer in violation of this paragraph shall be null and void and need not be recognized by Parent.

9. If Parent shall, at any time or from time to time, after the date hereof effect a subdivision of the outstanding shares of Parent Common Stock, the number of 2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares issuable pursuant to paragraphs 1, 2 and 3 of this Annex I, respectively, shall be increased in proportion to such increase in the aggregate number of shares of Parent Common Stock outstanding. If Parent shall, at any time or from time to time, after the date hereof combine the outstanding shares of Parent Common Stock, the number of 2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares issuable pursuant to paragraphs 1, 2 and 3 of this Annex I, respectively, shall be decreased in proportion to such decrease in the aggregate number of shares of Parent Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Annex I-4

10. From and after the Closing until December 31, 2019, Parent shall not take any actions, directly or indirectly, with the intent of, or one of the primary purposes of which is to, avoid making or reducing the number of 2017 Earnout Shares, 2018 Earnout Shares or 2019 Earnout Shares to be issued to the Common Stockholders. Except as expressly provided in the immediately preceding sentence, from and after the Closing Date, Parent may operate the Business in its sole discretion without restriction and Parent has no obligation to operate the Group Companies and their Subsidiaries in order to maximize the number of 2017 Earnout Shares, 2018 Earnout Shares or 2019 Earnout Shares.

11. For purposes of this Annex I:

“2017 Pro Forma Adjusted EBITDA” means the Adjusted EBITDA for the year ended December 31, 2017 plus the Adjusted EBITDA of any business acquired by any of the Group Companies during 2017 for the period beginning on January 1, 2017 and ending on the effective date of such acquisition by Parent or its Subsidiaries.

“2018 Pro Forma Adjusted EBITDA” means the Adjusted EBITDA for the year ended December 31, 2018 plus the Adjusted EBITDA of any business acquired by any of the Group Companies during 2018 for the period beginning on January 1, 2018 and ending on the effective date of such acquisition by Parent or its Subsidiaries.

“2019 Pro Forma Adjusted EBITDA” means the Adjusted EBITDA for the year ended December 31, 2019 plus the Adjusted EBITDA of any business acquired by any of the Group Companies during 2019 for the period beginning on January 1, 2019 and ending on the date of such acquisition by Parent or its Subsidiaries.

“Adjusted EBITDA” means consolidated net income (loss) of the Group Companies and their Subsidiaries for the applicable time period plus (A) depreciation and amortization, (B) interest expense, including other fees and charges associated with indebtedness, net of interest income, (C) income taxes, (D) acquisition-related transaction expenses (including due diligence costs, legal, accounting, financing and other advisory fees and costs, retention and severance payments and financing fees and expenses), (E) non-cash impairments, (F) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (G) impairments related to defective revenue equipment sold out of the normal replacement cycle, (H) Company Transaction Expenses, (I) non-cash stock and equity compensation expense, (J) costs paid or incurred in connection with Parent being a public company, which include the following, to the extent paid by a Group Company or Subsidiary thereof: (i) printing, filing and legal fees incurred in connection with the filing of periodic reports, proxy statements and other reports and statements with the SEC, (ii) fees payable to Parent’s stock transfer agent or NASDAQ, (iii) fees payable to Parent’s directors for serving on the Parent Board or any committee thereof, (iv) fees payable to the Parent’s independent public accountants in connection with the review of its quarterly financial statements and audit of its annual financial statements in excess of $450,000 in any fiscal year, (iv) expenses resulting from compliance with the Sarbanes-Oxley Act of 2002, (K) accounting charges resulting from accounting for the Earnout Merger Consideration, and (L) as a one-time only adjustment for purposes of calculating 2017 Pro Forma Adjusted EBITDA, up to $4.2 million of the 2017 equipment rental expenses of one of the businesses that is proposed to be acquired during 2017 (only if it is so acquired in 2017) by any of the Group Companies or their Subsidiaries.

 Annex I-5